 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1994
                                                       REGISTRATION NO. 33-51421

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                 PRE-EFFECTIVE

                              AMENDMENT NO. 2
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                 CENTOCOR, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       PENNSYLVANIA                       7351                   23-2117202
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
    OF INCORPORATION)           CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

             200 GREAT VALLEY PARKWAY, MALVERN, PENNSYLVANIA 19355
                                 (215)651-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             GEORGE D. HOBBS, ESQ.
                                VICE PRESIDENT,
                               CORPORATE COUNSEL
                                      AND
                                   SECRETARY
                                 CENTOCOR, INC.
                            200 GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                 (215)651-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
  If the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

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
                                          PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM          MAXIMUM        AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
       REGISTERED          REGISTERED     PER UNIT     OFFERING PRICE        FEE
- -------------------------------------------------------------------------------------
 COMMON STOCK, PAR VALUE
  $.01 PER SHARE
  (INCLUDING COMMON
  STOCK PURCHASE
  RIGHTS)(1)............  7,200,000(2)        (3)     $50,625,000.00(4) $17,456.90(4)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Prior to the occurrence of certain events, the common stock purchase rights will not be evidenced separately from the common stock.
(2) Maximum number of shares of Common Stock issuable upon consummation of the exchange offer for Units (each Unit consisting of one share of Tocor II Callable Common Stock, one Series T Warrant to Purchase One Share of
    Centocor, Inc. Common Stock, and one Callable Warrant to Purchase One Share
    of Centocor, Inc. Common Stock).
(3) For each Unit tendered in the exchange offer, the exchanging holder will receive $40, subject to certain adjustments described herein, payable in shares of Centocor, Inc. Common Stock, par value $.01 per share (including common stock purchase rights).
(4) Pursuant to Rule 457(f), and estimated solely for purpose of calculating the registration fee, based upon the average of the high and low sale prices of Units on the Nasdaq National Market System on December 6, 1993.
                               ----------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

        FORM S-4 ITEM NO. AND CAPTION                 PROSPECTUS CAPTION
        -----------------------------                 ------------------
 1. Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus..............................   Outside Front Cover Page
 2. Inside Front and Outside Back Cover Pages
     of Prospectus...........................   Introduction, Available
                                                Information, Incorporation of
                                                Certain Documents by Reference;
                                                Table of Contents
 3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...........   Prospectus Summary; Risk Factors

 4. Terms of the Transaction.................   Prospectus Summary; Pro Forma
                                                Condensed Combined Financial
                                                Information; The Exchange
                                                Offer; Certain Federal Income
                                                Tax Considerations; Description
                                                of the Securities

 5. Pro Forma Information....................   Pro Forma Condensed Combined
                                                Financial Information
 6. Material Contacts with The Company Being
     Acquired................................   The Exchange Offer
 7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters......................   Not Applicable

 8. Interests of Named Experts and Counsel...   Validity of the Centocor Common
                                                Stock; Experts
 9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................   Not Applicable
10. Information with Respect to S-3
     Registrants.............................   Description of Centocor and
                                                Tocor II
11. Incorporation of Certain Information by
     Reference...............................   Incorporation of Certain
                                                Documents by Reference
12. Information with Respect to S-2 or S-3
     Registrants.............................   Not Applicable
13. Incorporation of Certain Information by
     Reference...............................   Not Applicable
14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants.......   Not Applicable
15. Information with Respect to S-3
     Companies...............................   Not Applicable
16. Information with Respect to S-2 or S-3
     Companies...............................   Not Applicable
17. Information with Respect to Companies
     Other than S-3 or S-2 Companies.........   Description of Centocor and
                                                Tocor II; Price Range of
                                                Centocor Common Stock and Units
                                                and Dividend Policies of
                                                Centocor and Tocor II; Selected
                                                Financial Information; Tocor II
                                                Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations;
                                                Tocor II Financial Statements
18. Information if Proxies, Consents or
     Authorizations are to be Solicited......   Not Applicable
19. Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.................   Introduction; The Exchange
                                                Offer

PROSPECTUS (SUBJECT TO COMPLETION DATED FEBRUARY 2, 1994)

                                CENTOCOR, INC.

                     EXCHANGE OFFER TO HOLDERS OF UNITS,
                EACH UNIT CONSISTING OF ONE SHARE OF CALLABLE
             COMMON STOCK OF TOCOR II, INC., ONE SERIES T WARRANT
             TO PURCHASE ONE SHARE OF CENTOCOR, INC. COMMON STOCK
                AND ONE CALLABLE WARRANT TO PURCHASE ONE SHARE
                        OF CENTOCOR, INC. COMMON STOCK


                THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL
                      EXPIRE AT 5:00 P.M., NEW YORK CITY
                 TIME ON MARCH 4, 1994, UNLESS EXTENDED

   NEITHER CENTOCOR, INC. NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. THE BOARD
OF DIRECTORS OF TOCOR II, INC., BASED UPON A RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF TOCOR II, INC., HAS RECOMMENDED THAT HOLDERS OF TOCOR II, INC. CALLABLE COMMON STOCK ACCEPT THE EXCHANGE OFFER AND TENDER THEIR UNITS. EACH HOLDER MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER UNITS AND, IF SO, HOW MANY UNITS TO TENDER.

                                   IMPORTANT

  Any Holder desiring to tender all or any portion of his Units should either
(i) complete and sign the enclosed Letter of Transmittal and forward it with any other required documents to the Depositary and deliver the certificates for such tendered Units to the Depositary or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Holders of Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Units.

  IN ADDITION, ALTHOUGH THE SERIES T WARRANTS COMPRISING PART OF THE UNITS BECAME DETACHABLE, BY THEIR TERMS, FROM THE TWO OTHER COMPONENTS OF THE UNITS ON JANUARY 1, 1994, CENTOCOR WILL ONLY ACCEPT FOR EXCHANGE COMPLETE UNITS, EACH CONSISTING OF ONE SHARE OF TOCOR II CALLABLE COMMON STOCK, ONE SERIES T WARRANT AND ONE CALLABLE WARRANT.

  Questions and requests for assistance or for additional copies of this Prospectus and the Letter of Transmittal may be directed to Centocor, Inc. at its address set forth on page 4 of this Prospectus or to D. F. King & Co., Inc. at its address set forth on the back cover of this Prospectus. Additional copies of this Prospectus may also be obtained from brokers, dealers, commercial banks, trust companies and other nominees.

                               ----------------

THE EXCHANGE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM TENDER CONDITION AND CERTAIN OTHER CONDITIONS DESCRIBED IN THIS PROSPECTUS. SEE "THE EXCHANGE OFFER--TERMS OF THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER."

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THIS PROSPECTUS IS DATED      , 1994.

                           TO THE HOLDERS OF UNITS,
                EACH UNIT CONSISTING OF ONE SHARE OF CALLABLE
             COMMON STOCK OF TOCOR II, INC., ONE SERIES T WARRANT
             TO PURCHASE ONE SHARE OF CENTOCOR, INC. COMMON STOCK
                AND ONE CALLABLE WARRANT TO PURCHASE ONE SHARE
                        OF CENTOCOR, INC. COMMON STOCK

                                 INTRODUCTION

  Centocor, Inc., a Pennsylvania corporation ("Centocor"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), $40, payable in shares of Centocor Common Stock, par value $.01 per share (including the associated Rights (as defined below), the "Centocor Common Stock"), based upon the average closing price of Centocor Common Stock on the Nasdaq National Market System over the 30 consecutive trading days immediately preceding the fifth trading day prior to 5:00 P.M., New York City Time on March 4, 1994, ("the Expiration Date"), provided that if such actual number exceeds 3.20 shares (the "Upper Bound"), the Upper Bound shall be paid, and if such actual number is less than 2.73 shares (the "Lower Bound"), the Lower Bound shall be paid, to holders ("Holders") of outstanding Units for each Unit tendered, each Unit consisting of one share of Callable Common Stock, par value $1.00 per share (the "Tocor II Callable Common Stock"), of Tocor II, Inc., a British Virgin Islands corporation, ("Tocor II"), one Series T Warrant to Purchase One Share of Centocor Common Stock (a "Series T Warrant") and one Callable Warrant to Purchase One Share of Centocor Common Stock (a "Callable Warrant" and, together with the Series T Warrants, the "Warrants"). No fractional shares of Centocor Common Stock will be issued. Centocor shall pay cash in lieu of fractional shares.

  Tendering Holders will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Units by Centocor. In addition, Centocor will pay all charges and expenses of The First National Bank of Boston, as depositary (the "Depositary"), and D. F. King and Co., Inc., as Information Agent, incurred in connection with the Exchange Offer. However, any tendering Holders or other payees who fail to complete and sign the Substitute Treasury Form W-9 that accompanies the Letter of Transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to the Holder or other payee pursuant to the Exchange Offer.

  The Centocor Common Stock and the Units are listed and publicly traded on the Nasdaq National Market System under the symbols "CNTO" and "TOCRZ," respectively. On February 1, 1994, the closing sale price as reported by the Nasdaq National Market System of the Centocor Common Stock was $12.125 per share and of the Units was $37.50 per Unit. See "Price Range of Centocor Common Stock and Units and Dividend Policies of Centocor and Tocor II."

  The Exchange Offer is conditioned upon (1) there being validly tendered and not withdrawn a majority of the Units then outstanding, (2) Centocor having received all necessary and desirable government and regulatory approvals and consents for the acquisition of Units pursuant to the Exchange Offer and for consummation of the subsequent merger and (3) no legal impediment existing that, in the sole judgment of Centocor, makes it inadvisable to proceed with the Exchange Offer. IN ADDITION, ALTHOUGH THE SERIES T WARRANTS COMPRISING PART OF THE UNITS BECAME DETACHABLE, BY THEIR TERMS, FROM THE TWO OTHER COMPONENTS OF THE UNITS ON JANUARY 1, 1994, CENTOCOR WILL ONLY ACCEPT FOR EXCHANGE COMPLETE UNITS, EACH CONSISTING OF ONE SHARE OF TOCOR II CALLABLE COMMON STOCK, ONE SERIES T WARRANT AND ONE CALLABLE WARRANT. Any Units not tendered pursuant hereto will remain outstanding and subject to their existing terms and conditions. If the Exchange Offer is consummated but not all Units are accepted in the Exchange Offer, Centocor will own a majority of the Tocor II Callable Common Stock and will vote those shares in favor of, if necessary, and thereby cause a transaction (which may include a merger of Tocor II into a wholly-owned subsidiary of Centocor, a merger of such a subsidiary into Tocor II, a purchase of the assets of Tocor II followed by a dissolution of Tocor II, or a similar transaction) by which Centocor shall acquire all of the remaining securities or assets of Tocor II (a "Second-Step Transaction") in exchange for shares of Centocor Common Stock. Because such holders of Tocor II Callable Common Stock will retain in any Second-Step Transaction any Warrants that they hold, the value of the consideration to be received by such holders for their Tocor II Callable Common Stock in any Second-Step Transaction will be 90% of the value of the consideration received by Holders for their Units in the Exchange Offer. Holders of Units may be entitled to dissenters' rights in a Second-Step Transaction under the law of the British Virgin Islands ("BVI"). See "The Exchange Offer--Terms of the Exchange Offer--Dissenters' Rights." Centocor does not intend to list the Warrants remaining outstanding after the merger on any securities exchange or to make a market in such Warrants. As a result, no liquid market may develop for such Warrants, which may adversely affect their value. See "The Exchange Offer--Terms of the Exchange Offer--Consequences to Non-Tendering Holders."

  Centocor will use the services of D.F. King & Co., Inc., as Information Agent, to aid in the distribution of offering materials.

  HOLDERS ARE URGED TO READ THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS APPLICABLE TO AN INVESTMENT IN CENTOCOR.
- --------
  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE EXCHANGE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CENTOCOR. CENTOCOR IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF CENTOCOR BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, CENTOCOR WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, CENTOCOR CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, "BLUE SKY" OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF CENTOCOR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE OF THE CENTOCOR COMMON STOCK FOR UNITS PURSUANT TO THE EXCHANGE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CENTOCOR OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Each of Centocor and Tocor II is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Centocor can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices located at 13th Floor, 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Centocor has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, incorporated documents and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Centocor and such securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Ms. Drew Dorgan at Centocor, Inc., 200 Great Valley Parkway, Malvern, Pennsylvania 19355 or (215) 651-6000. In order to ensure timely delivery of the documents, any request should be made by February 18, 1994.

  The following documents filed with the Commission pursuant to the Exchange Act by Centocor (File No. 0-11103) are incorporated herein by reference:

    (a) The Annual Report of Centocor on Form 10-K for the year ended December 31, 1992;

    (b) The Quarterly Reports of Centocor on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

    (c) Current Reports of Centocor on Form 8-K, dated January 18, 1993, January 18, 1993, May 28, 1993 and January 10, 1994;

    (d) Form 8-A, filed April 28, 1983, as amended; and

    (e) Form 8-A, filed October 11, 1988.

  Each document filed by Centocor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The following product names mentioned in this Prospectus are trademarks of
Centocor: CentoRx(R), Panorex(R), CenTNF(TM), HA-1A(TM), Centoxin(R), Myoscint(R) and CA125(TM).

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   2
Available Information.....................................................   4
Incorporation of Certain Documents By Reference...........................   4
Prospectus Summary........................................................   6
Risk Factors..............................................................  17
Description of Centocor and Tocor II......................................  23
The Agreements............................................................  26
Legal Proceedings.........................................................  29
Price Range of Centocor Common Stock and Units and Dividend Policies of
 Centocor and Tocor II....................................................  31
Selected Financial Information............................................  32
Tocor II Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  33
Pro Forma Condensed Combined Financial Information........................  34
The Exchange Offer........................................................  38
Certain Federal Income Tax Considerations.................................  48
Description of Securities.................................................  50
Validity of the Centocor Common Stock.....................................  56
Experts...................................................................  56
Index to Tocor II Financial Statements....................................  57

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed description and the financial statements appearing elsewhere or incorporated by reference in this Prospectus.

                                 CENTOCOR, INC.

  Centocor, Inc. is a biopharmaceutical company specializing in the development and commercialization of monoclonal antibody-based products to meet critical human health care needs. Additionally, Centocor performs research activities in the field of small peptide molecule-based pharmaceutical products on behalf of Tocor II. Centocor focuses on four major disease areas--infectious, cardiovascular and autoimmune diseases and cancer. Centocor's therapeutic products under development include CentoRx, a product intended to treat or prevent the formation of blood clots in the cardiovascular system; Panorex, a product intended to treat colorectal cancer; CenTNF, a product targeted for the treatment of rheumatoid arthritis and inflammatory bowel diseases such as Crohn's disease; and HA-1A, a product intended for the treatment of patients with severe sepsis who are dying from endotoxemia. CentoRx is being developed by Centocor for Centocor Partners III, L.P. ("CPIII"). For a further discussion of CentoRx, Panorex, CenTNF and HA-1A, see "Risk Factors--Status of CentoRx," "Risk Factors--Status of Panorex," "Risk Factors--Status of CenTNF" and "Risk Factors--Status of HA-1A." Other therapeutic products are also under development. Centocor's imaging products include Myoscint, a cardiac imaging agent, and other contrast agents under development for use in in-vivo diagnostic imaging procedures. Centocor has also developed a number of in-vitro diagnostic products, which have generated substantially all of its product sales to date. Centocor has not received marketing approval from the U.S. Food and Drug Administration ("FDA") for any of its pharmaceutical products. One of Centocor's in-vitro diagnostic products, CA125(TM), has received FDA approval.

  During 1992, a significant percentage of Centocor's in-vitro diagnostic sales were to three distributors: Toray-Fuji Bionics, Inc. in Japan, Compagnie Oris Industrie in France and Boehringer Mannheim GmbH in Germany. Additionally, prior to June 30, 1991, sales of in-vitro diagnostic products included investigational-use-only sales in the United States of certain products that have not been approved by the FDA, including CA 19-9, CA 15-3, CA 72-4, P-glycoCHEK and Gamma Interferon. Effective June 30, 1991, Centocor ceased sales in the United States of all diagnostic products that had not been approved by the FDA.

  During 1992 and 1993, Centocor has been implementing a new business plan employing a more collaborative strategy utilizing, among other things, alliances with established pharmaceutical companies. Pursuant to this plan, Centocor made reductions in staff and corresponding reductions of related expenses. In the in-vitro diagnostic and imaging areas, Centocor has maintained distribution agreements with companies having established positions and distribution networks in applicable market segments. In conjunction with such new business plan, Centocor eliminated its European and United States sales forces in 1992 and 1993. Centocor expects to continue to effect plans to further reduce its current rate of net cash outflows, including the development of additional collaborative arrangements with pharmaceutical companies.

  At September 30, 1993, Centocor had approximately 530 full-time employees. To complement its own expertise in various fields, Centocor utilizes scientific consultants and advisors, many of whom have formal consulting agreements with Centocor.

  Centocor was incorporated in Pennsylvania in 1979 and maintains its principal executive offices at 200 Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number is (215) 651-6000. Centocor also maintains facilities in Leiden, the Netherlands and Surrey, the United Kingdom, and an office in Tokyo, Japan.

                              SUMMARY RISK FACTORS

  The securities to which this Prospectus relates involve a high degree of risk. The following is a summary of only certain investment risk factors. Investors should more carefully consider the complete listing and description of risk factors set forth under the heading "Risk Factors."

  Centocor's future financial condition is highly dependent upon the reduction of Centocor's rate of net cash outflows and, ultimately, upon the achievement of significant and sustained levels of pharmaceutical product sales. In addition, Centocor will need to secure significant additional capital in the future from collaborative arrangements with pharmaceutical companies or from the capital markets.

  Centocor's product sales to date have not included significant sales of any of its pharmaceutical products and have not been sufficient to cover its operating expenses.

  Other than the approval of HA-1A in certain European countries, Centocor has not yet received regulatory approval for any of its pharmaceutical products.

  The market prices for securities of biotechnology companies in general, and Centocor in particular, have been highly volatile and may continue to be highly volatile in the future.

  Centocor intends to manufacture its own pharmaceutical products. Centocor has only limited experience in manufacturing pharmaceutical products.

  The levels of revenues and profitability of Centocor may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means, including pharmaceutical price controls.

                                 TOCOR II, INC.

  Tocor II, Inc. was formed to engage in research, development and preliminary clinical studies of small peptide molecule-based pharmaceutical products (the "Products") for the treatment of human disease (excluding any technology relating solely to monoclonal antibodies, the "Field").

  Because Tocor II's research program commenced in 1992, all of its Product candidates are in early stages of development. Tocor II has incurred expenses of approximately $28,800,000 under its research program to date. Product development involves a high degree of risk. Only limited research, all of which has been conducted by Centocor, and no clinical trials have been conducted on the Products. There can be no assurance that Tocor II's research and development efforts will result in the development or human clinical testing of any Products.

  Tocor II's present focus is in certain disease areas with significant market potential in which Centocor has knowledge regarding certain related targeted receptors and relevant clinical research experience. These disease areas include rheumatoid arthritis and other autoimmune diseases, adult respiratory distress syndrome, reperfusion syndrome and other inflammatory conditions and certain cardiovascular diseases. Tocor II has no employees or facilities necessary to perform research in the Field and is heavily dependent on Centocor. Centocor conducts early stage research in the Field on behalf of Tocor II pursuant to a Development Agreement. See "The Agreements--The Development Agreement." Centocor has licensed to Tocor II its technology relating to the Field pursuant to a Technology License Agreement. See "The Agreements--The Technology License Agreement."

  Tocor II's research program to date has principally been involved in three specific program areas. The first area is the screening and testing of peptides directed against adhesion molecules on the interior walls of blood vessels or certain white blood cells. The second area involves peptides against tumor necrosis factor ("TNF"). The third area involves the discovery of inhibitors of lipopolysaccharides.

  Tocor II is a British Virgin Islands corporation organized in 1991 and its principal executive offices are located at Todman Building, Main Street, Road Town, Tortola, British Virgin Islands. Tocor II's telephone number is (809) 494-2065.

                         SUMMARY OF THE EXCHANGE OFFER

SECURITIES OFFERED:         Shares of Centocor Common Stock, par value $.01 per
                             share, are being offered pursuant hereto. See "De-scription of Securities."

THE EXCHANGE:               Centocor will exchange $40 for each Unit tendered,
                             payable in shares of Centocor Common Stock, based upon the average closing price of Centocor Common Stock on the Nasdaq National Market System over the 30 consecutive trading days immediately pre-ceding the fifth trading day prior to the Expira-tion Date, provided that if such actual number of shares exceeds the Upper Bound (3.20 shares), the Upper Bound shall be paid, and if such actual num-ber of shares is less than the Lower Bound (2.73 shares), the Lower Bound shall be paid. No frac-tional shares of Centocor Common Stock will be is-sued. Centocor shall pay cash in lieu of frac-tional shares. See "The Exchange Offer--Terms of the Exchange Offer."

                            In addition, although the Series T Warrants com-
                             prising part of the units became detachable, by their terms, from the two other components of the units on January 1, 1994, Centocor will only ac-cept for exchange complete units, each consisting of one share of Tocor II Callable Common Stock, one Series T Warrant and one Callable Warrant. Ac-cordingly, those holders wishing to tender their units should not sell or otherwise transfer owner-ship of their Series T Warrants.

PURPOSES OF THE EXCHANGE    Consummation of the Exchange Offer will enable
 OFFER: Centocor to obtain the technology developed in connection with the small peptide molecule-based research currently being conducted on behalf of Tocor II and to continue a peptide research pro-gram on a more flexible schedule than is currently permissible under the Development Agreement (as defined below). In addition, following a Second-Step Transaction (see "The Exchange Offer--Terms of the Exchange Offer--Consequences to Non-Tendering Holders"), Centocor anticipates that it will obtain approximately $50,000,000 of cash cur-rently held by Tocor II to support Centocor's ef-forts on behalf of Tocor II under the Development Agreement, which could instead be used at Centocor's discretion for any of its research pro-grams.

                            Centocor may effectively acquire the technology de-
                             veloped in connection with the research program conducted under the Development Agreement only by purchasing Tocor II. Centocor may purchase shares of Tocor II by exercising its option under the Purchase Option Agreement (as defined below) to acquire all of the outstanding Tocor II Units (the "Purchase Option") at prices that increase from $58 per Unit currently to $107 per Unit through December 31, 1995, the expiration date of the Pur-chase Option, or through a transaction with the holders of shares of Tocor II Callable Common Stock without a predetermined price, such as the Exchange Offer. See "The Agreements--The Purchase Option Agreement." Centocor anticipates that the Exchange Offer will allow Centocor to acquire the desired technology at a more favorable price than under the Purchase Option Agreement. There can be no assurance that Centocor will exercise its Pur-chase Option or otherwise enter into a transaction to acquire shares of Tocor II Callable Common Stock if the Exchange Offer is not consummated for any reason. Centocor will exercise its Purchase Option or enter into any such other transaction only if it perceives such exercise or other trans-action to be in its best interest. To date, Centocor has not considered any transaction other than the Exchange Offer through which it could acquire all of the assets or outstanding Callable Common Stock of Tocor II. If the Exchange Offer is not consummated for any reason, Centocor's current intent is to continue to perform all of Tocor II's research, development and experimentation activities under the Develop-ment Agreement.

                            Additionally, Centocor believes that the small pep-
                             tide molecule-based program is closely linked with Centocor's monoclonal antibody program, because discoveries or developments in either one may di-rectly impact the other. Due to such integration, Centocor believes that the small peptide molecule-based program should be conducted at a pace that is related to the progress in its monoclonal anti-body program rather than at the pace dictated by the Development Agreement. With both programs man-aged on a parallel track, Centocor believes it will derive the greatest possible benefit from discoveries or developments in either program.
                            Furthermore, if Centocor consummates the Exchange
                             Offer, the number of outstanding warrants to pur-
                             chase shares of Centocor Common Stock will be sig-nificantly reduced. See "Description of Securi-ties--The Warrants."

CONDITIONS TO THE           A Holder must tender the Units for exchange by for-
 EXCHANGE OFFER:             warding Units, together with the Letter of Trans-
                             mittal, to the Depositary. The Exchange Offer is conditioned upon (1) a majority of Units being tendered, (2) Centocor having received all neces-sary and desirable government and regulatory ap-provals and consents for the acquisition of Units pursuant to the Exchange Offer and for consumma-tion of a Second-Step Transaction and (3) no legal impediment existing that, in the sole judgment of Centocor, makes it inadvisable to proceed with the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer--Conditions to the Exchange Of-fer" for a complete description of the conditions to the Exchange Offer.

PROCEDURES FOR TENDERING    Holders of the Units electing to accept the Ex-
 UNITS: change Offer must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it along with each Unit to The First National Bank of Boston at Blue Hills Office Park, 150 Royall Street, Canton, MA 02021, Mail Stop: 45-01-19. Holders of Units registered in the name of a bro-ker, dealer, commercial bank, trust company or nominee are urged to contact such registered holder promptly if they wish to accept the Ex-change Offer. See "The Exchange Offer--Terms of the Exchange Offer--Procedures for Tendering Units."

CONSEQUENCES TO NON-
 TENDERING HOLDERS:         The rights of non-tendering Holders will not be al-
                             tered, impaired or modified by this Exchange Of-fer. Such non-tendering Holders may transfer their respective Units in accordance with their terms. If the Exchange Offer is consummated but not all Units are accepted in the Exchange Offer, Centocor will own a majority of the Tocor II Callable Com-mon Stock and will vote those shares in favor of, if necessary, and thereby cause a transaction (which may include a merger of Tocor II into a wholly-owned subsidiary of Centocor, a merger of such a subsidiary into Tocor II, a purchase of the assets of Tocor II followed by a dissolution of Tocor II, or a similar transaction) by which Centocor shall acquire all of the remaining secu-rities or assets of Tocor II in exchange for shares of Centocor

                             Common Stock. Because holders of Tocor II Callable Common Stock will retain in any Second-Step Trans-action any Warrants that they hold, the value of the consideration to be received by such holders for their Tocor II Callable Common Stock in any Second-Step Transaction will be 90% of the value of the consideration received by Holders for their Units in the Exchange Offer. Holders of Units may be entitled to dissenters' rights in a Second-Step Transaction under BVI law. See "The Exchange Of-fer--Terms of the Exchange Offer--Dissenters' Rights." Centocor does not intend to list the War-rants remaining outstanding after consummation of the Exchange Offer on any securities exchange or to make a market in such Warrants. As a result, no liquid trading market may develop for such War-rants, which may adversely affect their value.

                            Units not tendered in the Exchange Offer will only
                             remain outstanding as Units until such time as Centocor consummates a Second-Step Transaction. A class of securities with a small number outstand-ing and available for trading (the "float") only for an extremely limited period may command a lower price than would a comparable class with a greater float and longer duration. Therefore, the market price for remaining Units after the termi-nation of the Exchange Offer may be affected ad-versely to the extent that the number of Units ex-changed pursuant to the Exchange Offer reduces the float and because the Units not tendered are ex-pected to remain outstanding only briefly. The re-duced float may also tend to make the trading price for the Units more volatile. In addition, depending on the number of Units tendered, the Units may no longer trade on the Nasdaq National Market System.

DISSENTERS RIGHTS:          Under BVI law, holders of shares of a BVI company,
                             or members, are entitled to payment of fair value for their shares upon dissenting from mergers, consolidations, certain dispositions of more than 50% of the company's assets, compulsory redemp-tions of shares, and certain other transactions, if the BVI company is a constituent company in the merger and not the surviving company. A member who desires to exercise dissenters' rights must give to the company before or at the meeting of members at which the merger is submitted to a vote, a no-tice of an objection to the merger. The objection must include a statement that the member proposes to demand payment for his shares if the action is taken. In the event that the member does not re-ceive notice of the meeting, or if the proposed action is authorized by written consent without a meeting, no notice of objection is required. See "The Exchange Offer--Terms of the Exchange Offer-- Dissenters Rights."

EXPIRATION DATE:            March 4, 1994 at 5:00 p.m., New York City time, or
                             such later date as Centocor may determine in its sole discretion, provided that the expiration date will not be extended beyond March 25, 1994. See "The Exchange Offer--Terms of the Exchange Offer."

FEDERAL INCOME TAX
 CONSEQUENCES:              The following applies to Holders in general and
                             does not reflect various special rules that may apply to particular Holders. The exchange of Tocor II Callable Common Stock for Centocor Common Stock may qualify as a tax-free "reorganization" if Centocor acquires as a result of the Exchange Of-fer at least 80% of the Tocor II Callable Common Stock, in which case Holders who tender their Units would not recognize gain or loss (except with respect to the receipt of cash in lieu of the is-suance of fractional shares of Centocor Common Stock) with respect to that exchange. If the ex-change does not so qualify, Holders will recognize gain or loss with respect thereto. Holders will recognize gain or loss with respect to the ex-change of Callable Warrants and Series T Warrants for Centocor Common Stock. Holders may also be re-quired to recognize short-term capital gain in re-spect of the lapse or termination of the Purchase Option in connection with their exchange of Units for Centocor Common Stock (the "Exchange"). See "Certain Federal Income Tax Considerations" for a more complete summary of certain tax aspects of the transaction. Holders are encouraged to consult their own tax advisors regarding the potential consequences of the Exchange. See "Certain Federal Income Tax Consequences."


CENTOCOR COMMON STOCK
 OUTSTANDING:               As of December 31, 1993, there were 43,671,968 is-
                             sued and outstanding shares of Centocor Common Stock. See "Description of Securities."

UNITS OUTSTANDING:          As of December 31, 1993, there were 2,250,000 is-
                             sued and outstanding Units. See "Description of Securities."

                              REGULATORY APPROVALS

  Centocor is not aware of any approval or other action by any state, federal or foreign governmental administrative or regulatory agency or authority that would be required prior to the Exchange Offer or a Second-Step Transaction.

                         SELECTED FINANCIAL INFORMATION

  The selected historical financial information set forth below should be read in conjunction with the historical financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 1992 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 for Centocor, which are incorporated by reference herein and the audited and unaudited Tocor II Financial Statements and notes thereto and Tocor II Management's Discussion and Analysis of Financial Position and Results of Operations appearing elsewhere in this Prospectus. The Consolidated Statements of Operations Data presented below for Centocor is not necessarily indicative of the expected future results of operations. See "Risk Factors--Results of Operations--Special Charges."

                        CENTOCOR, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           (UNAUDITED)
                           NINE MONTHS
                              ENDED                YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, ------------------------------------------------
                              1993        1992       1991       1990      1989    1988
                          ------------- ---------  ---------  ---------  ------- -------
Revenues
 Sales..................    $ 34,650    $  58,394  $  44,328  $  32,863  $27,616 $22,085
 Contracts:
  Related parties.......       7,950       16,071      4,902     27,870   28,900  30,887
  Other*................       2,860       51,767      3,967      3,901   15,444   2,229
                            --------    ---------  ---------  ---------  ------- -------
                              45,460      126,232     53,197     64,634   71,960  55,201
Costs and expenses**....     100,256      295,978    247,151    217,966   74,341  55,942
Other income
 (expenses)***..........     (12,558)     (24,400)    (1,601)    18,952    2,637   7,736
(Benefit) provision for
 income taxes...........         --           --         --      (2,200)     141   2,868
                            --------    ---------  ---------  ---------  ------- -------
(Loss) income...........    $(67,354)   $(194,146) $(195,555) $(132,180) $   115 $ 4,127
                            ========    =========  =========  =========  ======= =======
(Loss) income per share.    $  (1.63)   $   (4.90) $   (5.72) $   (5.10) $   .01 $   .18
                            ========    =========  =========  =========  ======= =======
Weighted average number
 of shares outstanding..      41,315       39,623     34,172     25,930   23,220  23,016

                        CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                          (UNAUDITED)                  DECEMBER 31,
                         SEPTEMBER 30, --------------------------------------------
                             1993        1992     1991     1990     1989     1988
                         ------------- -------- -------- -------- -------- --------
Cash and
 investments****........   $122,169    $163,083 $233,598 $100,877 $ 86,201 $ 73,667
Total assets............    272,764     349,268  472,929  273,080  179,601  152,589
Long-term debt..........    238,121     238,166  259,368   42,083   22,489   12,961
Shareholders'
 equity*****............    (36,894)     30,721  144,027  168,664  132,955  121,505

- --------
No dividends have been declared or paid during any of the periods presented.

   * Other contract revenues in 1992 include $50,000 of revenue recognized pursuant to terms of certain agreements with Eli Lilly and Company.
  ** Costs and expenses include the following: (a) charges for acquired research and development of $70,147 and $115,475 in 1991 and 1990, respectively, (b) charges of $64,877 and $3,518 in 1992 and 1990, respectively, related to HA-1A inventory and (c) restructuring charges of $9,387, $15,266 and $3,548 in 1993, 1992 and 1990, respectively.
 *** Other income (expenses) in 1992 includes charges of $11,245 related to the proposed settlement of certain litigation. Other income (expenses) in 1990 includes gains of $12,976 from the sale of certain investments.
 **** Cash and investments at September 30, 1993 included equity investments of $9,170. Additionally, Centocor maintained $26,595 of investments at certain banks as collateral for certain debt outstanding at September 30, 1993.
***** Shareholders' equity does not include the issuance of 2,000,000 shares of Centocor Common Stock to Wellcome plc ("Wellcome"). Consistent with a letter of intent which the parties executed on September 15, 1993, Wellcome will pay Centocor $20,000,000 for such shares and will make a $10,000,000 non-refundable license payment to Centocor, upon closing of the transaction. See "Risk Factors--Regulatory Approvals--Status of Panorex."

                                 TOCOR II, INC.

                         STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              (UNAUDITED)
                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,   JANUARY 21, 1992
                                                 1993      TO DECEMBER 31, 1992
                                             ------------- --------------------
Investment income...........................    $ 1,750          $  2,913
Total expenses..............................     10,090            22,507
                                                -------          --------
Loss........................................     (8,340)          (19,594)
                                                =======          ========
Loss per share..............................    $ (3.71)         $  (8.71)
                                                =======          ========
Weighted average number of shares
 outstanding................................      2,250             2,250

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                       (UNAUDITED)
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1993          1992
                                                      ------------- ------------
Cash and investments.................................    $52,489      $64,268
Total assets.........................................     56,106       67,604
Shareholders' equity.................................     55,991       64,331

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The selected pro forma combined financial data sets forth the combined historical financial information of Centocor and Tocor II, adjusted to give effect to the Exchange Offer as if the Exchange Offer had been consummated as of the beginning of the periods presented for the statements of operations data and as of September 30, 1993 for the balance sheet data. The selected pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have occurred had the Exchange Offer been consummated on the dates for which the consummation of the Exchange Offer is being given effect, nor is it necessarily indicative of future operating results or financial position. See "Pro Forma Condensed Combined Financial Information."

           SELECTED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                            NINE MONTHS ENDED     YEAR ENDED
                                            SEPTEMBER 30, 1993 DECEMBER 31, 1992
                                            ------------------ -----------------
Revenue....................................      $ 37,510          $ 110,161
Loss.......................................       (73,776)          (210,552)
Loss per share.............................         (1.54)             (4.55)

                 SELECTED PRO FORMA COMBINED BALANCE SHEET DATA
                           (UNAUDITED, IN THOUSANDS)

                                                              SEPTEMBER 30, 1993
                                                              ------------------
Total Assets.................................................      $315,916
Long-Term Debt...............................................       238,121
Shareholders' Equity.........................................         8,791

  The Pro Forma Combined Statements of Operations Data do not reflect the nonrecurring charges to be recorded subject to the consummation of the Exchange Offer representing acquired research and development of $25,009, the write off of the unamortized portion of deferred warrant cost of $9,537 and the write off of the unamortized portion of organization costs of $769.

                           COMPARATIVE PER SHARE DATA

  The following table presents historical data for Centocor and Tocor II and pro forma per share data giving effect to the Exchange Offer on the basis described in the notes to the pro forma condensed combined financial statements included elsewhere herein. The table should be read in conjunction with the historical financial statements of Centocor and Tocor II and the pro forma condensed combined financial statements included or incorporated elsewhere herein. See "Pro Forma Condensed Combined Financial Information."

                                                FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30, 1993
                                         ---------------------------------------
                                                    PRO FORMA   EQUIVALENT PRO
                                         HISTORICAL COMBINED  FORMA TOCOR II (A)
                                         ---------- --------- ------------------
CENTOCOR, INC.
 Loss per common share..................   $(1.63)   $(1.54)           --
 Book value per common share............   $ (.89)   $  .18            --
TOCOR II, INC.
 Loss per common share..................   $(3.71)      --         $ (4.54)
 Book value per common share............   $24.88       --         $   .53
                                                FOR THE NINE MONTHS ENDED
                                                    DECEMBER 31, 1992
                                         ---------------------------------------
                                                    PRO FORMA   EQUIVALENT PRO
                                         HISTORICAL COMBINED  FORMA TOCOR II (A)
                                         ---------- --------- ------------------
CENTOCOR, INC.
 Loss per common share..................   $(4.90)   $(4.55)           --
 Book value per common share............   $ (.78)   $ 1.79            --
TOCOR II, INC.
 Loss per common share..................   $(8.71)      --         $(13.42)
 Book value per common share............   $28.59       --         $  5.28

- --------
(a) Equivalent pro forma share information for Tocor II, Inc. presented on an equivalent per share basis assuming conversion ratio of 2.95 shares of Centocor Common Stock for each Tocor II Unit (an assumed ratio based upon the average closing price of Centocor Common Stock over the 30 consecutive trading days ended November 30, 1993). The actual conversion ratio will be determined based upon the average closing price of Centocor Common Stock over the 30 consecutive trading days immediately preceding the fifth trading day prior to the Expiration Date.

                         COMPARATIVE MARKET PRICE DATA

  As of December 9, 1993, the equivalent market price of each Unit that is to be exchanged for shares of Centocor Common Stock in the Exchange Offer was $36.50, which represents the closing price per share of Centocor Common Stock on Nasdaq National Market System on December 9, 1993, multiplied by 2.95 (an assumed ratio, based upon the average closing price of Centocor Common Stock over the 30 consecutive trading days ended November 30, 1993). The actual conversion ratio will be determined based upon the average closing price of Centocor Common Stock over the 30 consecutive trading days immediately preceding the fifth trading day prior to the Expiration Date.

                                                                       TOCOR II
                                                 CENTOCOR   TOCOR II   PER UNIT
                                                HISTORICAL HISTORICAL EQUIVALENT
                                                ---------- ---------- ----------
December 9, 1993...............................  $12.375      $23       $36.50

                          NO SHAREHOLDER VOTE REQUIRED

  No vote of the shareholders of Centocor or Tocor II will be required for the consummation of the Exchange Offer.

  Centocor is not soliciting your proxy on any matter by means of this Exchange Offer. In the event that the solicitation of proxies is required in connection with a Second-Step Transaction, Centocor will solicit such proxies separately pursuant to proxy materials that will comply with the requirements of the Exchange Act.

                                  RISK FACTORS

  Holders of Units should consider carefully the following risk factors, in addition to the other information presented in the Prospectus, before determining whether to tender their Units in the Exchange Offer.

  Liquidity and Capital Resources; Need for and Uncertainty of Additional Capital. Centocor's future financial condition is highly dependent upon the reduction of Centocor's rate of net cash outflows and, ultimately, upon the achievement of significant and sustained levels of pharmaceutical product sales. In addition, Centocor will need to secure significant additional capital in the future from collaborative arrangements with pharmaceutical companies or from the capital markets. During 1992 and 1993, Centocor has been implementing a new business plan employing a more collaborative strategy utilizing, among other things, alliances with established pharmaceutical companies. Centocor made reductions in staff, along with corresponding reductions of related expenses. Centocor expects to continue to effect plans to further reduce its current rate of net cash outflows, including the establishment of additional collaborations with established pharmaceutical companies. There can be no assurance that Centocor will materially reduce its current rate of net cash outflows or generate significant and sustained levels of pharmaceutical product sales. There also can be no assurance that significant additional capital will be available to Centocor. In addition, the FDA has not approved any of Centocor's pharmaceutical products for marketing. There can be no assurance that FDA or other regulatory approvals of any of Centocor's products will be obtained. See "--Regulatory Approvals."

  Agreements covering $22,583,000 of Centocor's outstanding debt balances contain certain financial and non-financial covenants, including the maintenance of minimum equity and cash balances and compliance with certain financial ratios. Centocor has obtained waivers of certain of such covenants on the condition that it maintains as collateral for such debt balances certain investments at the respective banks, which at September 30, 1993 totalled $20,000,000. There can be no assurance that Centocor will be able to continue to collateralize such loans and, accordingly, Centocor has classified $22,583,000 of debt as short-term. Additionally, $6,593,000 of Centocor's short-term debt is secured by investments at the lending bank of $6,595,000. If cash flows continue to be negative, Centocor's ability to service its debt may be impaired.

  Results of Operations; History of Losses--Special Charges. Centocor's product sales to date have not included significant sales of any of its pharmaceutical products and have not been sufficient to cover its operating expenses. Centocor has recorded losses from operations for the nine months ended September 30, 1993 and in 1992, 1991 and 1990. Such losses have included charges for acquired research and development of $70.1 million and $115.5 million in 1991 and 1990, respectively. Additionally, such losses have included charges of $64.9 million and $3.5 million in 1992 and 1990, respectively, related to HA-1A inventory and restructuring charges of $9.4 million, $15.3 million and $3.5 million in the nine months ended September 30, 1993, and in 1992 and 1990, respectively. There can be no assurance that Centocor will not record additional restructuring or inventory charges in the future or that product sales will be sufficient to cover its future operating expenses. Centocor anticipates that if the Exchange Offer is consummated, it will record a charge to operations of approximately $35 million.

  Need for Regulatory Approvals. Other than the approval of HA-1A in certain European countries, Centocor has not yet received regulatory approval for any of its pharmaceutical products. There can be no assurance that Centocor will receive any such approvals. See "--Government Regulation." The following is the status of four of Centocor's pharmaceutical products.

 Status of CentoRx

  In the first quarter of 1993, Centocor completed a randomized, double-blinded, placebo-controlled, Phase III trial involving CentoRx, a cardiovascular agent designed to reduce blood-clot-related complications in high-risk coronary angioplasty patients, that enrolled 2,099 patients at 56 medical centers. Centocor filed a product license application for CentoRx in the United States in 1993 and expects to file a product license application in Europe in 1994. There can be no assurance that CentoRx will be approved for commercial sale in the United States, Europe or elsewhere. During the second quarter of 1993, Eli Lilly and Company ("Lilly") exercised its option to become the exclusive worldwide distributor of CentoRx and Centocor and Lilly amended their Sales and Distribution Agreement to reflect such event. See "--Manufacturing and Sales Considerations." Lilly will assist Centocor in the regulatory filings and continued development of CentoRx for various clinical indications.

 Status of Panorex

  On November 5, 1993, Centocor and Wellcome plc ("Wellcome") signed an alliance agreement for the development and marketing of certain of Centocor's monoclonal antibody-based cancer therapeutic products, including Panorex. Wellcome will contribute to the continuing clinical development of Panorex and six other potential drugs and then market and sell any approved drugs in most parts of the world.

  Upon closing of the transaction on December 16, 1993, Wellcome paid Centocor $20 million in exchange for two million newly issued shares of Centocor's Common Stock, which represent slightly less than five percent of the total Common Stock of Centocor outstanding. In addition, Wellcome paid Centocor a $10 million non-refundable license fee at the closing of the transaction, and may make certain future payments up to $70 million based on milestones and acquisition of certain manufacturing technologies.

  Panorex has been tested in a Phase III trial (see "--Government Regulation") at six German medical centers which enrolled 189 colorectal cancer patients who were subsequently monitored for the accumulation of five-year survival data. Centocor expects to file an application in 1993 requesting marketing approval for Panorex in Germany. There can be no assurance that Panorex will be approved for commercial sale in Germany or elsewhere.

 Status of CenTNF

  Centocor is currently developing CenTNF, a product targeted for the treatment of rheumatoid arthritis and inflammatory bowel diseases such as Crohn's disease. Centocor is conducting Phase II clinical trials (see "--Government Regulation") of CenTNF in rheumatoid arthritis and Crohn's disease and expects to commence a Phase III study in Europe in 1994. Centocor has entered into an agreement with Tanabe Seiyaku Co., Ltd. ("Tanabe") under which Tanabe will undertake the human clinical testing of CenTNF in Japan.

 Status of HA-1A

  Centocor has filed product license applications in the United States, Europe and other countries seeking approval to market HA-1A. Regulatory approvals to market HA-1A were received in several European countries. In April 1992, the FDA advised Centocor that there was insufficient evidence of efficacy for approval of HA-1A at that time. In June 1992, Centocor initiated a second randomized, double-blinded, placebo-controlled, Phase III U.S. clinical trial of the efficacy of HA-1A in the treatment of patients with Gram-negative bacteremia and septic shock. Centocor terminated this trial in January 1993 after concluding that there was no reduction in the mortality rate among HA-1A-treated patients who did have Gram-negative bacteremia in comparison with placebo-treated patients in the same group. Additionally, Centocor and its principal distributor of HA-1A, Lilly, also voluntarily suspended sales and conducted a recall of the drug in Europe and elsewhere where the drug is authorized for sale. The regulatory approvals to market HA-1A currently remain in effect pending the results of further clinical trials. Centocor is currently conducting a randomized, double-blinded, placebo-controlled Phase III European clinical trial of the efficacy of HA-1A in the treatment of patients with fulminant meningococcemia. There can be no assurance that any further trials of HA-1A will be initiated or will be successful.

  Centocor expects to sell HA-1A on a limited compassionate-use basis in certain countries in Europe. There can be no assurance that any sales of HA-1A will resume in Europe.

  Uncertainty as to Rights to Technology and Products. Centocor has an option to purchase the limited partnership interests in CPIII. Centocor's option to purchase the limited partnership interests in CPIII is exercisable upon the earlier of (a) each limited partner having received distributions related to sales of the CPIII products equal to $15,000 per full limited partnership interest and the expiration of at least 24 months after the first commercial sale of a CPIII product or (b) the expiration of at least 48 months after the first commercial sale of a CPIII product; but, in any event, not prior to the expiration of the then applicable long-term capital gains holding period after the expenditure by the Company of all funds paid to it pursuant to the Development Agreement with CPIII. There have not as yet been any commercial sales of CPIII products. If the Company elects to exercise its option to purchase the limited partnership interests in CPIII, the Company must make an advance payment of approximately $13,598,000 in cash or, at the Company's election, approximately $15,229,000 in shares of the Company's Common Stock, and future payments generally of six percent of sales of products developed by CPIII. There can be no assurance that Centocor will exercise its option to purchase the limited partnership interests in CPIII. If Centocor does not exercise such option, it will have no rights to the technology or products developed on behalf of CPIII.

  Volatility of Centocor Common Stock Price; Absence of Dividends. The market prices for securities of biotechnology companies in general, and Centocor in particular, have been highly volatile and may continue to be highly volatile in the future. See "Price Range of Centocor Common Stock and Units and Dividend Policies of Centocor and Tocor II". Announcements of technological innovations or new commercial products by Centocor or its competitors, developments concerning proprietary rights, including patents, publicity regarding actual or potential medical results relating to products under development by Centocor, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors or other calamity or crisis, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of Centocor Common Stock. Centocor has not paid any dividends and does not expect to pay any dividends in the foreseeable future.

  Manufacturing and Sales Considerations. Centocor intends to manufacture its own pharmaceutical products. Centocor has only limited experience in manufacturing pharmaceutical products.

  Centocor utilizes fetal calf serum in the production of its pharmaceutical products. Although the availability and price of such serum is subject to volatility, Centocor has been able to obtain an adequate supply to meet its requirements to date. However, there can be no assurance that an adequate supply of fetal calf serum will be available to Centocor on reasonable terms in the future.

  Centocor's antibody-based products are produced through the growth of living cells in culture, which cells secrete the desired antibody. The production costs per unit, and consequently the profit margin from sales, are highly dependent upon the antibody yields.

  In July 1992, Centocor and Lilly entered into a Sales and Distribution Agreement. Under that Agreement, Centocor is principally responsible for developing and manufacturing HA-1A and for securing regulatory approvals. Centocor and Lilly suspended sales and conducted a recall of HA-1A in Europe. See "--Status of HA-1A." If sales of HA-1A are resumed, Lilly will be principally responsible for the marketing, selling and distribution of HA-1A. Centocor will sell the product to Lilly for Lilly's further sale to the end market.

  During the second quarter of 1993, Lilly exercised its option to become the exclusive worldwide distributor of CentoRx and Centocor and Lilly amended their Sales and Distribution Agreement. As part of the amendment Lilly will assist Centocor in the regulatory filings and continued development of CentoRx for various clinical indications. Also, under certain circumstances, such as acts of God, material breach of the agreement or bankruptcy by Centocor, or in the event Centocor cannot manufacture CentoRx, Lilly has the option to assume the manufacture of CentoRx and assure the continued supply of the product, even to the extent of acquiring Centocor's related manufacturing assets at their independently appraised values. Lilly and Centocor are cooperating in order to maximize the commercial potential of CentoRx. See "--Rights to Technology and Products."

  Centocor may be required to make a payment to Lilly of $60 million through December 31, 1994, or decreasing amounts through December 31, 1999, in the event of any change in control of Centocor or in the event of any governmental action or determination that results in the Sales and Distribution Agreement not being in full force and effect in all material respects in major jurisdictions, excluding the United States, and the subsequent termination of the Sales and Distribution Agreement by Lilly based solely on such events.

  Dilution. As of September 30, 1993, approximately 13,832,740 shares of Centocor Common Stock were reserved for issuance upon exercise of warrants, approximately 3,843,000 and 2,049,000 shares of Centocor Common Stock were reserved for issuance upon conversion of Centocor's 7 1/4% Convertible Subordinated Notes and the 6 3/4% Convertible Subordinated Debentures, respectively, and approximately 9,378,000 shares of Centocor Common Stock were reserved for issuance pursuant to employee retirement savings, stock option and stock award plans and agreements. Centocor also holds an option under an arrangement with CPIII under which Centocor may issue additional shares of Centocor Common Stock. See "--Rights to Technology and Products." To the extent such options and warrants are exercised and such securities are converted, the interests of holders of Centocor Common Stock will be diluted. There are currently approximately 43,672,000 shares of Centocor Common Stock issued and outstanding.

  Exposure to Currency Fluctuations. Centocor manufactures its pharmaceutical products in its manufacturing facility in Leiden, The Netherlands. In addition, product sales include sales in foreign currencies. As a result, Centocor's operating results are subject to currency fluctuations. Currency fluctuations may result in variations in the costs of products produced which may affect the Company's gross margin from sales. Furthermore, currency fluctuations may cause reported sales to fluctuate from period to period regardless of the fluctuation in the volume of such sales in foreign currencies.

  Change in Control. Certain provisions of Centocor's charter documents (including cumulative voting provisions for electing directors and provisions permitting Centocor to issue preferred stock in the future), the terms of Centocor's Rights Agreement (as defined below), the terms relating to the acceleration of the exercisability of certain warrants and options and the terms of certain convertible securities relating to the purchase of such securities by Centocor, in the event of a change in control may have the effect of delaying, deferring or preventing a change in control of Centocor, thereby possibly having the effect of depriving shareholders of receiving a premium for their shares of Centocor Common Stock. Certain provisions of Pennsylvania law related to acquisition of control shares (as defined below) may have a similar effect. See "Description of Securities--Centocor Capital Stock."

  Additionally, in the event of a change in control of Centocor, Centocor may be required to make a payment to Lilly of $60 million through December 31, 1994 or decreasing amounts through December 31, 1999. See "Manufacturing and Sales Considerations."

  Patents and Licensing Arrangements. Centocor owns or has rights to certain proprietary information, patent applications and patents that it deems important to the future commercial success of its products. There can be no assurance that others will not independently develop substantially equivalent proprietary information or obtain access to Centocor's expertise, or that any patents, or rights thereto, of Centocor will provide it with sufficient protection of its technology or survive any challenge to the scope or validity thereof. In addition, there can be no assurance that any patents will issue from any patent applications.

  Other entities have filed applications for or have been issued patents and are expected to obtain additional patents to which Centocor may need to acquire rights. There can be no assurance that Centocor will not infringe upon the patent rights of others. The extent to which Centocor may need to obtain rights to any such patents or to contest their scope or validity will depend on final product formulation and other factors. The ability to license any such patents and the likelihood of successfully contesting the scope or validity of such patents are uncertain and the costs associated therewith may be significant. If Centocor is required to acquire rights to valid and enforceable patents but cannot do so at a reasonable cost, Centocor's ability to manufacture or market its products in the country of issuance of any such patent may be materially adversely affected.

  Centocor presently licenses the majority of the cell lines used to produce its monoclonal antibodies from research institutions pursuant to long-term licenses, for which it is generally obligated to pay royalties based upon sales of products incorporating such antibodies. There can be no assurance that others will not acquire rights to such cell lines in the future.

  Government Regulation. Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of Centocor's products and in ongoing research and product development activities. All of Centocor's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA and regulatory authorities in other countries. Various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Any failure by Centocor to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect Centocor or its ability to market Centocor's products.

  The activities required before a pharmaceutical product may be marketed in the United States begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an Investigational New Drug application, which must be reviewed by the FDA before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile and the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data to statistically evaluate the efficacy and safety of the product, as required by the FDA. The results of the preclinical and clinical testing of a pharmaceutical product are then submitted to the FDA in the form of a New Drug Application ("NDA") or, for a biological product, in the form of a Product License Application ("PLA"), for approval to commence sales. In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that any approval required by the FDA will be obtained on a timely basis, if at all.

  Among the conditions for NDA or PLA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform on an ongoing basis with Good Manufacturing Practices ("GMP"). An Establishment License Application ("ELA") must be submitted for approval by the FDA with information about manufacturing facilities. Before approval of the ELA, the FDA will perform a prelicensing inspection of the facility to determine its compliance with GMP and other rules and regulations. In complying with GMP, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. After the establishment is licensed it is subject to periodic inspections by the FDA.

  The requirements that Centocor must satisfy to obtain regulatory approval by governmental agencies in other countries prior to commercialization of its products in such countries can be as rigorous, costly, and uncertain as those described above.

  Centocor is also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with Centocor's research. The extent of governmental regulation that may result from any legislative or administrative action cannot be accurately predicted.

  Uncertainty of Pharmaceutical Pricing, Profitability and Related Matters. The levels of revenues and profitability of biopharmaceutical companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of therapeutic and other pharmaceutical products is subject to government control. In the United States, there have been, and Centocor expects that there will continue to be, a number of federal and state proposals to implement similar government control. While Centocor cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on Centocor's business, financial condition and profitability. In addition, in both the United States and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If Centocor succeeds in bringing one or more therapeutic products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow Centocor to sell its products on a competitive basis.

  Technological Change and Competition. Monoclonal antibody and peptide technology and other innovations in biotechnology are being examined, evaluated and practiced in biology research laboratories throughout the United States and in many other countries, including laboratories of other biotechnology companies and major pharmaceutical firms, many of which may have greater resources than Centocor and Tocor II. In addition, many companies have been formed to produce monoclonal antibody-based, peptide-based and other biological products.

  Several established pharmaceutical companies have internal research and development groups, and alliances with other biotechnology companies, and are seeking to develop monoclonal antibody-based, peptide-based, and other biological products. In addition, a number of companies have recently entered the biological products field, some through acquisition or merger, and more may be expected to do so in the future. As a result, Centocor anticipates that new monoclonal antibody-based, peptide-based and other biological products will be developed by others, and that competition for highly qualified scientific, technical, marketing and sales, and managerial personnel will be intense.

  Centocor's management believes that its ability to compete in its targeted markets will depend upon, among other things, its ability to develop, produce and market innovative products. Centocor's management also believes that significant competition will come from established pharmaceutical companies that have greater capital resources, manufacturing and marketing experience, research and development staffs, sales forces and production facilities than Centocor. Such competition is expected to be in the form of a variety of pharmaceutical products which may include monoclonal antibody-based and peptide-based products. There can be no assurance that the activities of others will not render Centocor's products or technologies obsolete or uncompetitive.

  Key Personnel and Relationships. The success of Centocor will depend, in large part, on Centocor's continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, and on its ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for such personnel and relationships is intense. There can be no assurance that Centocor will be able to attract or retain such personnel or maintain such relationships.

  Product Liability. The testing and marketing of medical products entail an inherent risk of product liability. Centocor maintains limited product liability insurance coverage. Centocor's business may be materially adversely affected by a successful product liability claim in excess of any insurance coverage. There can be no assurance that product liability insurance coverage will continue to be available to Centocor in the future on reasonable terms or at all.

                      DESCRIPTION OF CENTOCOR AND TOCOR II

                                 CENTOCOR, INC.

  Centocor, Inc. is a biopharmaceutical company specializing in the development and commercialization of monoclonal antibody-based products to meet critical human health care needs. Additionally, Centocor performs research activities in the field of small peptide molecule-based pharmaceutical products on behalf of Tocor II. Centocor focuses on four major disease areas--infectious, cardiovascular and autoimmune diseases and cancer. Centocor's therapeutic products under development include CentoRx, a product intended to treat or prevent the formation of blood clots in the cardiovascular system; Panorex, a product intended to treat colorectal cancer; CenTNF, a product targeted for the treatment of rheumatoid arthritis and inflammatory bowel diseases such as Crohn's disease; and HA-1A, a product intended for the treatment of patients with severe sepsis who are dying from endotoxemia. CentoRx is being developed by Centocor for Centocor Partners III, L.P. For a further discussion of CentoRx, Panorex, CenTNF and HA-1A, see "Risk Factors--Status of CentoRx," "Risk Factors--Status of Panorex," "Risk Factors--Status of CenTNF" and "Risk Factors--Status of HA-1A." Other therapeutic products are also under development. Centocor's imaging products include Myoscint, a cardiac imaging agent, and other contrast agents under development for use in-vivo diagnostic imaging procedures. Centocor has also developed a number of in-vitro diagnostic products, which have generated substantially all of its product sales to date. Centocor has not received marketing approval from the FDA for any of its pharmaceutical products. One of Centocor's in-vitro diagnostic products, CA125 (TM), has received FDA approval.

  During 1992, a significant percentage of Centocor's in-vitro diagnostic sales were to three distributors: Toray-Fuji Bionics, Inc. in Japan, Compagnie Oris Industrie in France and Boehringer Mannheim GmbH in Germany. Additionally, prior to June 30, 1991, sales of in-vitro diagnostic products included investigational-use-only sales in the United States of certain products that have not been approved by the FDA, including CA 19-9, CA 15-3, CA 72-4, P-glycoCHEK and Gamma Interferon. Effective June 30, 1991, Centocor ceased sales in the United States of all diagnostic products that had not been approved by the FDA.

  During 1992 and 1993, Centocor has been implementing a new business plan employing a more collaborative strategy utilizing, among other things, alliances with established pharmaceutical companies. Pursuant to this plan, Centocor made reductions in staff and corresponding reductions of related expenses. In the in-vitro diagnostic and imaging areas, Centocor has maintained distribution agreements with companies having established positions and distribution networks in applicable market segments. In conjunction with such new business plan, Centocor eliminated its European and United States sales forces in 1992 and 1993. Centocor expects to continue to effect plans to further reduce its current rate of net cash outflows, including the development of additional collaborative arrangements with pharmaceutical companies.

  At September 30, 1993, Centocor had approximately 530 full-time employees. To complement its own expertise in various fields, Centocor utilizes scientific consultants and advisors, many of whom have formal consulting agreements with Centocor.

  Centocor was incorporated in Pennsylvania in 1979 and maintains its principal executive offices at 200 Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number is (215) 651-6000. Centocor also maintains facilities in Leiden, the Netherlands and Surrey, the United Kingdom, and an office in Tokyo, Japan.

 Status of CentoRx

  In the first quarter of 1993, Centocor completed a randomized, double-blinded, placebo-controlled, Phase III trial involving CentoRx, a cardiovascular agent designed to reduce blood-clot-related complications in high-risk coronary angioplasty patients, that enrolled 2,099 patients at 56 medical centers. Centocor filed a product license application for CentoRx in the United States in 1993 and expects to file a product license application in Europe in 1994. There can be no assurance that CentoRx will be approved for commercial sale in the United States, Europe or elsewhere. During the second quarter of 1993, Eli Lilly and Company exercised its option to become the exclusive worldwide distributor of CentoRx and Centocor and Lilly amended their Sales and Distribution Agreement to reflect such event. See "Risk Factors--Manufacturing and Sales Considerations." Lilly will assist Centocor in the regulatory filings and continued development of CentoRx for various clinical indications.

 Status of Panorex

  On November 5, 1993, Centocor and Wellcome plc signed an alliance agreement for the development and marketing of certain of Centocor's monoclonal antibody-based cancer therapeutic products, including Panorex. Wellcome will contribute to the continuing clinical development of Panorex and six other potential drugs and then market and sell any approved drugs in most parts of the world.

  Upon closing of the transaction on December 16, 1993, Wellcome paid Centocor $20 million in exchange for two million newly issued shares of Centocor's Common Stock, which represent slightly less than five percent of the total common stock of Centocor outstanding. In addition, Wellcome paid Centocor a $10 million non-refundable license fee at the closing of the transaction, and may make certain future payments up to $70 million based on milestones and acquisition of certain manufacturing technologies.

  Panorex has been tested in a Phase III trial at six German medical centers which enrolled 189 colorectal cancer patients who were subsequently monitored for the accumulation of five-year survival data. Centocor expects to file an application in 1993 requesting marketing approval for Panorex in Germany. There can be no assurance that Panorex will be approved for commercial sale in Germany or elsewhere.

 Status of CenTNF

  Centocor is currently developing CenTNF, a product targeted for the treatment of rheumatoid arthritis and inflammatory bowel diseases such as Crohn's disease. Centocor is conducting Phase II clinical trials of CenTNF in rheumatoid arthritis and Crohn's disease and expects to commence a Phase III study in Europe in 1994 (See "--Government Regulation"). Centocor has entered into an agreement with Tanabe Seiyaku Co., Ltd. under which Tanabe will undertake the human clinical testing of CenTNF in Japan.

 Status of HA-1A

  Centocor has filed product license applications in the United States, Europe and other countries seeking approval to market HA-1A. Regulatory approvals to market HA-1A were received in several European countries. In April 1992, the FDA advised Centocor that there was insufficient evidence of efficacy for approval of HA-1A at that time. In June 1992, Centocor initiated a second randomized, double-blinded, placebo-controlled, Phase III U.S. clinical trial of the efficacy of HA-1A in the treatment of patients with Gram-negative bacteremia and septic shock. Centocor terminated this trial in January 1993 after concluding that there was no reduction in the mortality rate among HA-1A-treated patients who did have Gram-negative bacteremia in comparison with placebo-treated patients in the same group. Additionally, Centocor and its principal distributor of HA-1A, Lilly, also voluntarily suspended sales and conducted a recall of the drug in Europe and elsewhere where the drug is authorized for sale. The regulatory approvals to market HA-1A currently remain in effect pending the results of further clinical trials. Centocor is currently conducting a randomized, double-blinded, placebo-controlled Phase III European clinical trial of the efficacy of HA-1A in the treatment of patients with fulminant meningococcemia. There can be no assurance that any further trials of HA-1A will be initiated or will be successful.

  Centocor expects to sell HA-1A on a limited compassionate-use basis in certain countries in Europe. There can be no assurance that any sales of HA-1A will resume in Europe.

                                 TOCOR II, INC.

  Tocor II, Inc. was formed to engage in research, development and preliminary clinical studies of small peptide molecule-based pharmaceutical products for the treatment of human disease (excluding any technology relating solely to monoclonal antibodies).

  Tocor II's research program commenced in 1992, all of its Product candidates are in early stages of development. Tocor II has incurred expenses of approximately $28,800,000 under its research program to date. Product development involves a high degree of risk. Only limited research, all of which has been conducted by Centocor, and no clinical trials have been conducted on the Products. There can be no assurance that Tocor II's research and development efforts will result in the development or human clinical testing of any Products.

  Tocor II's present focus is in certain disease areas with significant market potential in which Centocor has knowledge regarding certain related targeted receptors and relevant clinical research experience. These disease areas include rheumatoid arthritis and other autoimmune diseases, adult respiratory distress syndrome, reperfusion syndrome and other inflammatory conditions and certain cardiovascular diseases. Tocor II has no employees or facilities necessary to perform research in the Field and is heavily dependent on Centocor. Centocor conducts early stage research in the Field on behalf of Tocor II pursuant to a Development Agreement. See "The Agreements--The Development Agreement." Centocor has licensed to Tocor II its technology relating to the Field pursuant to the Technology License Agreement. See "The Agreements--The Technology License Agreement."

  Tocor II's research program to date has principally been involved in three specific program areas. The first area is the screening and testing of peptides directed against adhesion molecules on the interior walls of blood vessels or certain white blood cells. The second area involves peptides against tumor necrosis factor ("TNF"). The third area involves the discovery of inhibitors of lipopolysaccharides.

  Tocor II is a British Virgin Islands corporation organized in 1991 and its principal executive offices are located at Todman Building, Main Street, Road Town, Tortola, British Virgin Islands. Tocor II's telephone number is (809) 494-2065.

  Adhesion molecules are glycoproteins expressed on the surface of cells and are responsible for the migration of specific subpopulations of cells from one area of the body to another in response to stimuli, insult or injury and for various types of cell to cell communication. Cell adhesion and trafficking are parts of the normal defense mechanism against microbial pathogens; however, inappropriate expression or binding of these proteins results in unnecessary damage such as neutrophil-mediated joint erosion in rheumatoid arthritis, destruction and rejection of transplanted organs and adhesion of circulating tumor cells and subsequent metastasis. The selectin family of adhesion molecules is involved in the earliest phases of the cell adhesion process, the recruitment of circulating cells. Modifications of these structures have resulted in compounds with enhanced potency and stability that are active in animal models of inflammation. Comprehensive patent applications, covering these compounds and their use as therapeutic agents, have been filed. Selected compounds are currently being evaluated in animal models for safety and efficacy to identify a development candidate and back-up compounds for clinical evaluation.

  Tumor necrosis factor (TNF) is a potent protein that has been identified as a causative factor in several conditions including rheumatoid arthritis and cellular damage in inflammation. The prevention of TNF-induced activity by monoclonal antibodies such as Centocor's cA2 has been shown to be effective in the treatment of these conditions. Tocor II has prepared synthetic constructs of the receptors for TNF that are responsible for its activity and has used these constructs to screen for TNF antagonists. This work has led to the identification of unique peptide sequences from the TNF receptors that will prevent the binding of TNF to these receptors. The regions of the proprietary structure of cA2 that define the putative binding antibody binding site have been synthesized and tested for TNF inhibitory activity. Several of these small peptides have been shown to function as TNF antagonists. Rational drug design is being used to increase the potency of these lead sequences from the receptor and cA2. Patent applications covering these compounds and their utility in the treatment of TNF-induced conditions are in preparation.

  Lipopolysaccharides (LPS) released by antibiotic treatment of bacteria are the initial step in the cascade of events leading to septic shock with its associated mortality rate. In order for LPS to induce this cascade, it must bind to lipopolysaccharide binding protein (LBP) and the resulting complex binds to the cell surface molecule CD14. From a systematic investigation of the LBP structure, Tocor II has identified small peptides that can completely inhibit the binding of LPS to LBP and prevent the cellular response induced by LPS. These peptides bind both smooth and rough LPS and lipid A and will block the Limulus amoebocyte lysate (LAL) reaction. Protease-resistant analogs have been prepared and are active in the presence of human serum. A patent application covering these compounds and their use in preventing LPS-induced events has been filed. Selected compounds are currently being evaluated in animal models to prevent the deleterious effects resulting from LPS challenge.

  Tocor II was initially organized by Centocor and, as a result, the two entities are highly interrelated. All of Tocor II's officers are also officers of Centocor. In addition to the contractual relationship between Centocor and Tocor II (see "The Agreements"), there exist a number of other relationships. Dr. Hubert J. P. Schoemaker is Chairman of the Board of Directors of both companies. Dr. Marc Feldmann, a Tocor II director, provides consulting services to Centocor under a consulting agreement. Centocor also directly provides financial support to Dr. Feldmann's laboratory. Mr. David G. Golden, also a Tocor II director, is a Managing Director of Hambrecht & Quist Incorporated, an investment banking firm that has provided investment banking services to both Centocor and Tocor II in the past, acted as an underwriter in connection with the initial offering of the Units and has rendered an opinion to Tocor II's Board of Directors as to the fairness of the Exchange Offer to the Tocor II shareholders. Mr. Stelios Papadopoulos, also a Tocor II director, is a Managing Director and Head of the Health Sciences Investment Banking Group at PaineWebber Incorporated, an investment banking firm that has provided investment banking services to both Centocor and Tocor II in the past and acted as an underwriter in connection with the initial offering of the Units.

                                 THE AGREEMENTS

  Centocor and Tocor II have entered into a Development Agreement, a Technology License Agreement, a Purchase Option Agreement, a Services Agreement and an Administrative Agreement, each dated as of January 21, 1992 (the "Technology License Agreement," the "Development Agreement," the "Purchase Option Agreement," the "Service Agreement" and the "Administrative Agreement," respectively) as described below.

THE DEVELOPMENT AGREEMENT

  Under the Development Agreement, Tocor II has engaged Centocor to use its reasonable efforts to perform all of Tocor II's research, development and experimentation activities during the term of the Development Agreement. In consideration for such activities Tocor II reimburses Centocor for all development costs plus a management fee. The amount of the management fee is five percent of Centocor's costs incurred in connection with the Tocor II research program until the earlier of (i) the termination of the Development Agreement or (ii) the aggregate reduction in management fees resulting from a certain amendment to the Development Agreement reducing the amount of such management fees equals $3,000,000, after which the fee will be ten percent of Centocor's costs incurred in connection with the Tocor II research program. The total costs and fees earned by Centocor under this agreement for the period January 21, 1992 through December 31, 1992 and for the period January 1, 1993 through September 30, 1993 were $16,548,000 and $9,695,000, respectively.

  Tocor II is obligated to pay to Centocor (i) all of its present cash, cash equivalents and other liquid assets (less $1,000,000 to be retained by Tocor II as working capital in the event that Centocor does not exercise the Purchase Option and amounts estimated for Tocor II's general and administrative expenses), (ii) any interest and other income earned through temporary investment of Tocor II's funds and (iii) $3,000,000 in connection with settlement of certain security litigation (collectively, the "Research Funds"). See "Legal Proceedings--Shareholders Litigation."

  The Development Agreement provides that Centocor, on an annual basis, will provide Tocor II with a work plan and budget that shall set forth, in reasonable detail, the activities to be conducted by Centocor on behalf of Tocor II, pursuant to the Development Agreement. The Board of Directors of Tocor II will determine, in the exercise of its reasonable business judgment, whether to approve such work plan and budget. If not so approved, Centocor and Tocor II will promptly negotiate mutually acceptable modifications to such work plan and budget.

  The Development Agreement will terminate automatically upon termination of the Purchase Option Agreement or the Technology License Agreement. Either Tocor II or Centocor may terminate the Development Agreement (i) if the other party breaches any material obligation under the Development Agreement or the Technology License Agreement and such breach continues for 60 days after written notice thereof from the non-breaching party or (ii) if the other party enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors for 60 days (exclusive of any period during which a stay is in effect) after any involuntary proceeding if not dismissed during such 60 day period.

THE TECHNOLOGY LICENSE AGREEMENT

  Tocor II and Centocor are parties to a Technology License Agreement pursuant to which Centocor granted to Tocor II a worldwide, exclusive, royalty-free, fully paid-up right and license, in perpetuity, to proprietary rights owned or controlled by Centocor during the term of the Development Agreement, which are necessary or useful for the research, development, manufacture or sale of the Products (the "Licensed Technology"). Tocor II has granted to Centocor a worldwide, fully paid, exclusive, royalty-free right and license in perpetuity to Tocor II's technology owned, acquired or developed during the term of the Development Agreement for any uses of such technology outside of Tocor II's field of activity.

  Tocor II has agreed not to sublicense the Licensed Technology to, or enter into arrangements with respect to the Licensed Technology with, any third party (other than pursuant to the Development Agreement) prior to the termination of the Purchase Option Agreement.

  Centocor may terminate the Technology License Agreement upon a material breach by Tocor II of the Technology License Agreement or the Development Agreement, which breach continues for a period of 60 days after written notice thereof is delivered to Tocor II. In addition, Centocor may terminate the Technology License Agreement if Tocor II enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors for 60 days (exclusive of any period during which a stay is in effect) after any involuntary proceeding if not dismissed during such 60 day period. If the Technology License Agreement is terminated by Centocor, Tocor II's license to the Licensed Technology will terminate, Tocor II will retain the technology developed within the Field and Centocor will retain its license to the technology developed outside of the Field. In the event of Centocor's termination of the Technology License Agreement due to a breach by Tocor II thereunder, under the Development Agreement Centocor and Tocor II have agreed to use their reasonable efforts for a period of 120 days to reach a mutually acceptable agreement with respect to the development and commercialization of the Licensed Technology and the technology developed.

  Tocor II may not terminate the Technology License Agreement.

THE PURCHASE OPTION AGREEMENT

  The Purchase Option Agreement provides that Centocor may purchase all (but not less than all) of the shares of Tocor II Callable Common Stock. The Purchase Option may be exercised at any time during the period beginning January 1, 1993 and ending on December 31, 1995.

  The relevant exercise periods, the Purchase Option Exercise Prices and dates thereof are as follows:

   From January 1, 1993 through December 31, 1993...................... $ 58.00
   From January 1, 1994 through December 31, 1994......................   76.00
   From January 1, 1995 through December 31, 1995......................  107.00

  If all funds available for payment by Tocor II under the Development Agreement are expended prior to December 31, 1995, the Purchase Option will continue only for so long as Centocor funds research and development of the Products, but in no event later than December 31, 1995. Centocor is under no obligation to continue to fund such research and development after such expenditure, but may do so at its option.

  If the Development Agreement or the Technology License Agreement terminates, the Purchase Option may only be exercised by Centocor for a period of 30 days after such termination.

  The Purchase Option Exercise Prices may be paid in cash, shares of Centocor Common Stock or any combination thereof, at Centocor's discretion, within 60 days after exercise of the Purchase Option. If Centocor pays all or any of the Purchase Option Exercise Prices in shares of Centocor Common Stock, such shares of Centocor Common Stock will be registered under the Securities Act and listed on such national securities exchange or approved for over-the-counter quotation on such over-the-counter trading market as the Centocor Common Stock is listed or traded at the time of payment. The number of shares of Centocor Common Stock to be delivered in payment of the Purchase Option Exercise Prices will be determined by dividing that portion of the Purchase Option Exercise Prices to be paid in shares of Centocor Common Stock by the average of the closing prices of the Centocor Common Stock for the 20 trading days immediately preceding the exercise of such option.

  Upon the assignment, sale or other transfer by any record holder of Tocor II Callable Common Stock, the Purchase Option Agreement will automatically be assigned to, assumed by and binding upon such record holder's assignee, purchaser or transferee and all subsequent assignees, purchasers and transferees, and such shares of Tocor II Callable Common Stock will automatically be subject to the Purchase Option Agreement.

  Under its Amended and Restated Memorandum of Association, Tocor II and its shareholders will be prohibited from taking any action or permitting any action to be taken which is inconsistent with Centocor's rights under the Purchase Option Agreement. See "Description of Securities--Tocor II Capital Stock."

  The Purchase Option Agreement may not be released, discharged, amended or modified in any manner except by an instrument approved by Centocor and the holders of record of two-thirds of the Tocor II Callable Common Stock; provided that the Purchase Option Agreement may not be amended to change (i) the amounts of the Purchase Option Exercise Prices, (ii) the relevant periods during which the Purchase Option may be exercised and the Purchase Option Exercise Prices may be paid, (iii) the number or type of securities to be delivered in payment of the Purchase Option Exercise Prices or (iv) the section of the Purchase Option Agreement providing for its amendment as described above, without the consent of the holders of 95 percent of the shares of Tocor II Callable Common Stock.

  The Purchase Option Agreement will terminate upon the earlier of (i) the exercise of the Purchase Option and payment of the applicable the Purchase Option Exercise Price, (ii) December 31, 1995 or (iii) 30 days after the termination of the Technology License Agreement or the Development Agreement.

  If Centocor elected to acquire all of the shares of Tocor II Callable Common Stock by exercising its option under the Purchase Option Agreement, the consideration received by each holder of Tocor II Callable Common Stock would exceed the consideration expected to be received by each such holder in exchange for each such share in this Exchange Offer. However, there can be no assurance that Centocor will exercise its Purchase Option if the Exchange Offer is not consummated for any reason. Centocor will exercise its Purchase Option only if it perceives such exercise to be in its best interest.

THE SERVICES AGREEMENT

  Tocor II entered into a Services Agreement with Centocor B.V. ("CBV"), a wholly-owned subsidiary of Centocor, pursuant to which CBV provides certain services, including financial, legal and administrative services to Tocor II on a fully burdened cost reimbursement basis and is paid a management fee equal to 10 percent of such costs. However, CBV has no authority to negotiate and enter into contracts on behalf of Tocor II.

ADMINISTRATIVE AGREEMENT

  Tocor II and Centocor entered into an Administrative Agreement pursuant to which Tocor II, at the written request of Centocor for the purpose of enabling Centocor to effect its rights under the Purchase Option Agreement or fulfilling its obligations under the Administrative Agreement, will prepare and deliver a complete list of record holders of Tocor II Callable Common Stock. If Centocor elects to exercise its Purchase Option, it is required to give written notice of such fact to Tocor II and, upon the closing date for the purchase of all of the shares of Tocor II Callable Common Stock, Tocor II is entitled to treat Centocor as the sole holder of all of such shares of Tocor II Callable Common Stock. If the Purchase Option terminates without having been exercised, the Administrative Agreement provides that holders of Tocor II Callable Common Stock may request the removal of the restrictive legend contained on the certificates of such stock, and Tocor II will take such steps as are necessary to effect such removal. The Administrative Agreement will terminate when the Purchase Option Agreement terminates.

                               LEGAL PROCEEDINGS

SHAREHOLDER LITIGATION

  On December 23, 1993, a purported class action captioned Peter Cordaro v. Hubert J.P. Schoemaker, Stelios Papadopoulos, Marc Feldmann, David Golden, Centocor, Inc., and Tocor II, Inc. was filed in the court of common pleas of the Commonwealth of Pennsylvania, in and for Chester County. The complaint alleges that the defendants breached their fiduciary duties to Tocor II Unitholders by, among other things, making the Exchange Offer, recommending acceptance of the Exchange Offer, and failing to maximize shareholder value. The complaint seeks, among other relief, an injunction against consummation of the Exchange Offer, the establishment of a "truly independent" special committee and financial advisor to consider the Exchange Offer, and an award of damages (including recissionary damages), costs and plaintiff's counsel fees.

  In January 1993, purported security holders of Centocor and/or Tocor II filed complaints in the United States District Court for the Eastern District of Pennsylvania against Centocor, Tocor II, and certain present and former directors and/or officers of Centocor, and/or Tocor II and Lilly. The cases were consolidated pursuant to an order, and a Consolidated Class Action Complaint captioned In Re Centocor Securities Litigation II, No. 93-CV-0236 (the "Complaint") was filed in May, based on alleged violations of securities laws and alleged breaches of the named individual defendants of fiduciary duties to Centocor. All claims against all defendants, except Centocor and two of its officers/directors, were voluntarily dismissed when the Complaint was filed. The Complaint alleges that defendants knowingly or recklessly omitted certain material facts and made false and misleading statements of material facts about Centocor in violation of Sections 10(b) and 20 of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and also alleges violations of the common law of negligent misrepresentation. The action has been conditionally certified as a class action on behalf of persons who purchased common stock of Centocor from April 21, 1992 through January 15, 1993 and who were allegedly damaged thereby. The Complaint seeks compensatory damages in unspecified amounts, counsel fees, interest, costs of suit and such other relief that the court deems appropriate. Defendants answered the Complaint and denied the allegations therein. Centocor believes that the allegations set forth in the Complaint are without merit and intends vigorously to defend the suit. Centocor does not expect the effect, if any, of the outcome of this litigation to be material to Centocor's financial condition.

  On June 3, 1993, the United States District Court for the Eastern District of Pennsylvania entered an order approving as final a settlement of the class action securities litigation and derivative actions captioned In Re Centocor, Inc. Securities Litigation, No. 92-CV-1071, which had been preliminarily approved in

December 1992. The court had previously entered an order certifying (i) the litigation to proceed as a class action and (ii) a class of plaintiffs consisting of all persons who purchased Centocor securities during the period February 19, 1991 through April 20, 1992, and who sustained damages as a result of such purchases. All claims against Centocor and the other defendants were dismissed on June 3, 1993, except as to those who opted out of the class. In settlement of the securities claims, Centocor made a cash payment of $18,000,000; in settlement of the derivative action brought on behalf of Centocor, Centocor received a cash payment of $8,000,000; and in settlement of the derivative action brought on behalf of Tocor II, Centocor and Tocor II amended certain agreements between them to provide that Centocor will, over time, forgo $3,000,000 of contract payments. In connection with the settlement, Centocor recorded a charge to earnings of $11,245,000 in the fourth quarter of 1992, representing the net cost of the proposed settlement to Centocor, including legal fees.

OTHER LITIGATION

  In October 1992, Centocor was served with a complaint filed by the Velos Group, a Maryland partnership ("Velos"), in the United States District Court for the District of Maryland. The complaint alleges, principally, that Centocor breached certain provisions of a license agreement between Velos and Centocor pursuant to which Centocor has exclusive rights to U.S. Patent No. 5,057,598, which includes claims relating to monocolonal antibodies used in treating manifestations of Gram-negative bacterial infections. The complaint seeks declaratory relief, monetary relief in excess of $100,000,000 and requests that Centocor place in escrow one-half of the amounts received by Centocor pursuant to its agreements with Lilly. The complaint does not seek to terminate or rescind any of Centocor's rights under the license agreement. Centocor answered the complaint and asserted affirmative defenses and counterclaims on January 7, 1993, but the counterclaims and certain affirmative defenses were dismissed with leave to replead on June 22, 1993. On July 28, 1993, the Court permitted plaintiff to file an amended complaint that updated some of the claims in the original complaint but otherwise reasserted the basic factual allegations and, with one minor exception, relied upon the same legal theories. On August 27, 1993, Centocor filed its Answer, Affirmative Defenses and Counterclaim for Damages and Equitable Relief (the "Amended Answer"). In the Amended Answer, Centocor again denied all of the allegations made by Velos and stated certain affirmative defenses and counterclaims against Velos with respect to the license agreement, based on theories of (i) failure of consideration, (ii) fraud in the inducement, and (iii) unilateral mistake as to facts, which mistake was induced by the fraudulent misrepresentation of Velos. On September 22, 1993, plaintiff moved to dismiss Centocor's counterclaims and to strike certain of Centocor's affirmative defenses. Centocor has responded to that motion. Centocor believes that the allegations of Velos are without merit and intends vigorously to defend the suit. Centocor does not expect the effect, if any, of the outcome of this litigation to be material to Centocor's financial condition.

  In May 1993, Centocor was served with a complaint filed earlier in the United States District Court for the Southern District of California at San Diego. The plaintiff, who allegedly had purchased shares of Corvas International Inc. ("Corvas"), a California corporation, in its initial public offering on January 30, 1992, brought suit against Corvas and certain of its directors, Centocor, and one of Centocor's directors and a former director (the "Centocor defendants"), on behalf of similarly situated investors. The complaint alleges the defendants violated the federal securities laws by disclosing to Corvas' investors that Centocor and Corvas had entered into a "strategic alliance" to develop one of Corvas' products, but failing to disclose that Centocor allegedly would not be able to perform on that agreement because of events relating to Centoxin (HA-1A). The Complaint sought to proceed as a class action on behalf of all those who purchased Corvas common stock during the period from January 30, 1992 through January 15, 1993. A motion to dismiss the complaint in its entirety as to the Centocor defendants was filed in early June 1993. Corvas and its directors had filed a motion to dismiss earlier. In September, the Court dismissed a number of plaintiff's claims including claims relating to the period after April 14, 1992 and, in effect, the claim brought against Centocor under Section 10(b) of the Securities Exchange Act of 1934. Centocor believes the allegations which remain are without merit and intends vigorously to defend the suit. Centocor does not expect the effect, if any, of the outcome of this litigation to be material to Centocor's financial condition.

                 PRICE RANGE OF CENTOCOR COMMON STOCK AND UNITS
                 AND DIVIDEND POLICIES OF CENTOCOR AND TOCOR II

CENTOCOR

  Centocor Common Stock is traded on the Nasdaq National Market System under the symbol "CNTO." The following table sets forth the high and low sale prices for Centocor Common Stock for the periods indicated.

                                                                    HIGH   LOW
                                                                   ------ ------
1990
  First Quarter................................................... 17 1/8 11 7/8
  Second Quarter.................................................. 22 7/8 13 3/4
  Third Quarter................................................... 22 7/8 15 5/8
  Fourth Quarter.................................................. 24 1/8 15 1/8
1991
  First Quarter................................................... 36     19 3/8
  Second Quarter.................................................. 39 7/8 29 1/4
  Third Quarter................................................... 56 1/4 30 1/2
  Fourth Quarter.................................................. 55 1/8 43 1/4
1992
  First Quarter................................................... 60 1/4 28 1/2
  Second Quarter.................................................. 35      9 3/4
  Third Quarter................................................... 17     10 3/4
  Fourth Quarter.................................................. 19 3/4  9 1/2
1993
  First Quarter................................................... 19 1/2  5 1/2
  Second Quarter..................................................  9      5 1/2
  Third Quarter................................................... 10 7/8  6 3/4
  Fourth Quarter.................................................. 15 3/4 10
1994
  First Quarter (through February 1, 1994)........................ 14     11 5/8

  On February 1, 1994, the last sale price of Centocor Common Stock as reported on the Nasdaq National Market System was $12.125 per share. The number of shareholders of record of Centocor Common Stock on January 20, 1994 was 5,680.

  Centocor has not paid any dividends and does not expect to pay any dividends in the foreseeable future.

TOCOR II

  The Units trade on the Nasdaq National Market System under the symbol "TOCRZ." The following table sets forth the high and low sale prices for the Units for the periods indicated.

                                                                    HIGH   LOW
                                                                   ------ ------
1992
  First Quarter (from January 21, 1992)........................... 42 1/2 23 1/2
  Second Quarter.................................................. 28     11
  Third Quarter................................................... 16 1/2 12 3/4
  Fourth Quarter.................................................. 15 1/2  9 1/2
1993
  First Quarter................................................... 14 1/4  3 1/2
  Second Quarter.................................................. 13 1/4 10 1/4
  Third Quarter................................................... 15 1/2 11 1/4
  Fourth Quarter.................................................. 36 3/4 15
1994
  First Quarter (through February 1, 1994)........................ 39 1/4 35 1/2

  On February 1, 1994, the last sale price of Units as reported on the Nasdaq National Market System was $37.50 per Unit. The number of holders of record of Units on January 20, 1994 was 152.

  Tocor II has not paid any dividends and does not expect to pay any dividends in the foreseeable future. Until the termination of the Purchase Option Agreement, Tocor II may not declare or pay dividends utilizing funds committed to be paid to Centocor under the Development Agreement.

                         SELECTED FINANCIAL INFORMATION

  The selected historical financial information set forth below should be read in conjunction with the audited and unaudited Tocor II Financial Statements and notes thereto and Tocor II Management's Discussion and Analysis of Financial Position and Results of Operations appearing elsewhere in this Prospectus.

                                 TOCOR II, INC.

                         STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              (UNAUDITED)
                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,   JANUARY 21, 1992
                                                 1993      TO DECEMBER 31, 1992
                                             ------------- --------------------
Investment income...........................    $ 1,750          $  2,913
Total expenses..............................     10,090            22,507
                                                -------          --------
Loss........................................     (8,340)          (19,594)
                                                =======          ========
Loss per share..............................    $ (3.71)         $  (8.71)
                                                =======          ========
Weighted average number of shares
 outstanding................................      2,250             2,250

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                       (UNAUDITED)
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1993          1992
                                                      ------------- ------------
Cash and investments.................................    $52,489      $64,268
Total assets.........................................     56,106       67,604
Shareholders' equity.................................     55,991       64,331

                 TOCOR II MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

  Tocor II's principal source of cash was the approximately $83,925,000 net proceeds from the initial public offering of its Callable Common Stock. For the period January 21, 1992 through December 31, 1992, cash flows from operations were negative resulting primarily from the payment of $18,318,000 to Centocor under the Development Agreement and from the payment of a non-refundable fee of $2,500,000 to Centocor under the License Agreement, partially offset by cash inflows from interest earned on Tocor II's investments. For the nine months ended September 30, 1993, cash flows from operations were negative resulting primarily from payments to Centocor under the Development Agreement, partially offset by cash inflows from interest earned on Tocor II's investments.

  Tocor II is obligated to pay substantially all of its available cash, cash equivalents and investments, and all interest earned on such funds, to Centocor for conducting the initial phases of research and development with respect to the Products. The proceeds from Tocor II's initial public offering are expected to provide sufficient funding to undertake only such initial phases. However, the cost of pharmaceutical product development is inherently uncertain, and there is no assurance that such funding will be adequate to complete even the initial phases. In such event, the research efforts may not provide sufficient information for Centocor to evaluate when considering the possible exercise of its purchase option pursuant to the Purchase Option Agreement. Pharmaceutical product development is difficult and time consuming and there is no assurance Tocor II's efforts in this regard will be successful. Therefore, there can be no assurance that Centocor will exercise its purchase option. The ability of Centocor to exercise this option is highly dependent upon the future financial condition of Centocor. If Centocor does not exercise its option to purchase all of the Callable Common Stock of Tocor II, and if Tocor II decides to continue the research program, Tocor II will need to obtain additional funding. Further, if Tocor II decides to manufacture or market Products itself, which is unlikely, Tocor II will also require substantial additional funds. In any of such events, there can be no assurance that such funds will be available or will be available on reasonable terms.

  Subject to its obligation to use reasonable efforts under the Development Agreement, Centocor has the sole discretion to determine the allocation of Centocor resources that are available to Tocor II to conduct research and development under the Development Agreement and Centocor may from time to time choose to limit the available resources to Tocor II, thereby delaying development of the Products. Research and development activities conducted by Centocor for Tocor II's small peptide molecule program are heavily integrated with activities conducted in Centocor's monoclonal antibody program. Certain costs of Centocor's research, development and clinical trial activities are allocated to Tocor II pursuant to the Development Agreement as such activities have the potential to benefit Tocor II, as well as Centocor. As a result, funding provided by Tocor II benefits Centocor in its activities outside of Tocor II's field of activity.

  Until the termination of the Purchase Option Agreement, Tocor II is not permitted to issue additional capital stock, borrow more than $1,000,000 in the aggregate, declare or pay dividends out of funds required to be paid to Centocor under the Development Agreement, merge, liquidate or sell substantially all of its assets without the approval of Centocor.

FINANCIAL CONDITION

  Cash and cash equivalents and short-term investments were approximately $52,488,000 at September 30, 1993 and $64,267,000 at December 31, 1992
representing the net proceeds of the initial public offering of Tocor II 's Callable Common Stock less amounts paid under agreements with Centocor. Prepaid research and development expenses at September 30, 1993 and December 31, 1992 represent prepayments made to Centocor pursuant to the terms of the Development Agreement.

RESULTS OF OPERATIONS

  Tocor II's losses to date have resulted primarily from incurring expenses under Tocor II's agreements with Centocor. These expenses were partially offset by net investment income. The decrease in research and development expenses in 1993 as compared to 1992 is due to a payment of $2,500,000 to Centocor by Tocor II in the first quarter of 1992 pursuant to the License Agreement as well as a reduction in Centocor's antibody research program costs allocated to the Tocor II research program. The amount of future research and development expenses will primarily depend upon the extent of activities conducted by Centocor under the Tocor II research program. Future results are expected to reflect lower interest income as the available cash and investments are used to fund operations. For the next several years, Tocor II expects its activities to be limited to conducting research and development and does not expect to generate any revenues other than interest income. Consequently, it expects to continue to incur losses in such periods. Expenses incurred under the Development Agreement to date have been below the level expected by Tocor II at the time of the January 1992 initial public offering of Tocor's II Callable Common Stock. Tocor II currently anticipates that the net proceeds of the January 1992 offering will be available to fund research under the Development Agreement through December 31, 1995.

  The ability of Centocor to continue to perform under the Development Agreement is highly dependent upon the future financial condition of Centocor. Either Tocor II or Centocor may terminate the Development Agreement (i) if the other party breaches any material obligation under the Development Agreement or the License Agreement, subject to a 60-day cure period or (ii) if the other party enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors, or 60 days (exclusive of any period during which a stay is in effect) after any involuntary proceeding if not dismissed during such 60-day period. The Development Agreement will terminate automatically upon termination of the Purchase Option Agreement or the License Agreement.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial information sets forth historical information of Centocor and Tocor II adjusted to give effect to the Exchange Offer. The pro forma adjustments assume that the Exchange Offer occurred, for purposes of the statements of operations data, as of the first day of each period presented, and for purposes of the balance sheet, as of the date of the balance sheet. The Exchange Offer will be accounted for as a purchase transaction. The pro forma information does not purport to be indicative of the results that may be obtained in the future or that would actually have been obtained had the Exchange Offer occurred during the periods indicated. The pro forma information should be read in conjunction with the historical consolidated financial statements and notes thereto contained in the Quarterly Report on Form 10-Q for the nine months ended September 30, 1993 and the Annual Report on Form 10-K for the year ended December 31, 1992 for Centocor and the audited and unaudited Tocor II Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                       CENTOCOR, INC. AND TOCOR II, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           (UNAUDITED, IN THOUSANDS)

                                      HISTORICAL                    PRO FORMA
                         ------------------------------------- -----------------------
                           CENTOCOR, INC.     TOCOR II, INC.
                         SEPTEMBER 30, 1993 SEPTEMBER 30, 1993 ADJUSTMENTS    COMBINED
                         ------------------ ------------------ -----------    --------
Assets
 Current Assets:
  Cash and cash
   equivalents..........      $ 34,806           $ 1,028        $    --       $ 35,834
  Short-term
   investments..........        78,193            51,461             --        129,654
  Accounts and contracts
   receivable...........        13,023               --             (102)(a)    12,921
  Interest receivable...           342               300             --            642
  Inventory.............        17,015               --              --         17,015
  Prepaid expenses......         1,188             2,546          (2,546)(b)     1,188
  Other current assets..         1,321                 2             --          1,323
                              --------           -------        --------      --------
   Total Current Assets.       145,888            55,337          (2,648)      198,577
Property, plant and
 equipment--net.........        90,444               --              --         90,444
Long-term investments...         9,170               --              --          9,170
                                                                  (9,537)(c)
Intangible and other
 assets.................        27,262               769            (769)(d)    17,725
                              --------           -------        --------      --------
Total assets............      $272,764           $56,106        $(12,954)     $315,916
                              ========           =======        ========      ========
Liabilities and
 Shareholders' Equity
 Current Liabilities:
  Accounts payable......      $  3,825           $    13        $    --       $  3,838
  Accrued expenses......        32,578                 2              (2)(a)    32,578
  Unearned revenues.....         3,647               --           (2,546)(b)     1,101
  Note payable..........         6,593               --              --          6,593
  Current portion of
   long-term debt.......        22,644               --              --         22,644
                              --------           -------        --------      --------
   Total Current
    Liabilities.........        69,287                15          (2,548)       66,754
Long-term debt..........       238,121               100            (100)(a)   238,121
Other liabilities.......         2,250               --              --          2,250
                                                                 (55,991)(e)
Shareholders' Equity....       (36,894)           55,991          45,685 (f)     8,791(g)
                              --------           -------        --------      --------
Total liabilities and
 shareholders' equity...      $272,764           $56,106        $(12,954)     $315,916
                              ========           =======        ========      ========

- --------
Notes to unaudited pro forma condensed combined balance sheet.

(a) To eliminate related party receivable from Tocor II by Centocor and related liability to Centocor by Tocor II.
(b) To eliminate unearned revenue recorded by Centocor and associated prepaid expense by Tocor II.
(c) To write off unamortized portion of deferred warrant costs recorded by Centocor.
(d) To write off unamortized portion of organization costs recorded by Tocor
    II.
(e) To eliminate shareholders' equity of Tocor II.

(f) To reflect issuance of 6,632 shares of Centocor Common Stock at
    $13.57 per share:................................................ $ 90,000
    Less: Charge for acquired research and development...............  (25,009)
    Amount allocated to additional paid-in capital for reaquisition
     of warrants.....................................................   (9,000)
    The effects of items (c) and (d).................................  (10,306)
                                                                      --------
                                                                      $ 45,685
                                                                      ========

(g) Shareholders' equity does not include the issuance of 2,000,000 shares of Centocor Common Stock to Wellcome. Consistent with a letter of intent which the parties executed on September 15, 1993, Wellcome will pay Centocor $20,000,000 for such shares and will make a $10,000,000 non-refundable license payment to Centocor, upon closing of the transaction. See "Risk Factors--Regulatory Approvals--Status of Panorex."

                       CENTOCOR, INC. AND TOCOR II, INC.

           PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                          HISTORICAL                     PRO FORMA(D)
                          ------------------------------------------ ------------------------
                           CENTOCOR, INC.        TOCOR II, INC.
                                YEAR             FOR THE PERIOD
                                ENDED       JANUARY 21, 1992 THROUGH
                          DECEMBER 31, 1992    DECEMBER 31, 1992     ADJUSTMENTS    COMBINED
                          ----------------- ------------------------ -----------    ---------
Revenues:
  Sales.................      $  58,394             $    --           $    --       $  58,394
  Contracts.............         67,838                  --            (16,071)(a)     51,767
                              ---------             --------          --------      ---------
                                126,232                  --            (16,071)       110,161
Costs and expenses:
  Cost of sales.........         21,764                  --                            21,764
  Research and
   development..........        106,633               19,048           (19,048)(a)    106,633
  Marketing, general and
   administrative.......         87,438                  318              (211)(c)     87,545
  Restructuring charges.         80,143                  --                --          80,143
                              ---------             --------          --------      ---------
                                295,978               19,366           (19,259)       296,085
Other income (expenses):
  Interest income.......          8,446                2,833                (6)(b)     11,273
  Interest expense......        (19,798)                  (6)                6 (b)    (19,798)
  Minority interest and
   other................        (13,048)              (3,055)              --         (16,103)
                              ---------             --------          --------      ---------
                                (24,400)                (228)              --         (24,628)
Loss....................      $(194,146)            $(19,594)         $  3,188      $(210,552)
                              =========             ========          ========      =========
Loss per share..........      $   (4.90)            $  (8.71)                       $   (4.55)
                              =========             ========                        =========
Weighted average shares
 outstanding............         39,623                2,250                           46,255
                              =========             ========                        =========

- --------
Notes to unaudited pro forma condensed combined statement of income.

(a) To eliminate related party contract revenue recorded by Centocor, net of amortization of deferred warrant costs of $2,977 and the associated related party expense recorded by Tocor II.
(b) To eliminate related party interest revenue recorded by Centocor and the associated related party interest expense recorded by Tocor II.
(c) To reverse amortization of organization costs recorded by Tocor II.
(d) The pro forma adjustments do not reflect the non-recurring charges to be recorded subsequent to consummation of the Exchange Offer representing acquired research and development of $25,009, the writeoff of the unamortized portion of deferred warrant costs of $9,537 and the writeoff of the unamortized portion of organization costs of $769.

                       CENTOCOR, INC. AND TOCOR II, INC.

           PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                       HISTORICAL                  PRO FORMA (D)
                          ------------------------------------- ----------------------
                            CENTOCOR, INC.     TOCOR II, INC.
                             FOR THE NINE       FOR THE NINE
                             MONTHS ENDED       MONTHS ENDED
                          SEPTEMBER 30, 1993 SEPTEMBER 30, 1993 ADJUSTMENTS   COMBINED
                          ------------------ ------------------ -----------   --------
Revenues:
  Sales.................       $ 34,650           $   --          $   --      $ 34,650
  Contracts.............         10,810               --           (7,950)(a)    2,860
                               --------           -------         -------     --------
                                 45,460               --           (7,950)      37,510
Costs and expenses:
  Cost of sales.........         11,719               --                        11,719
  Research and
   development..........         51,436             9,695          (9,695)(a)   51,436
  Marketing, general and
   administrative.......         27,714               390            (173)(c)   27,931
  Restructuring charges.          9,387               --              --         9,387
                               --------           -------         -------     --------
                                100,256            10,085          (9,868)     100,473
Other income (expenses):
  Interest income.......          3,272             1,750              (5)(b)    5,017
  Interest expense......        (15,117)               (5)              5 (b)  (15,117)
  Minority interest and
   other................           (713)              --              --          (713)
                               --------           -------         -------     --------
                                (12,558)            1,745             --       (10,813)
Loss....................       $(67,354)          $(8,340)        $ 1,918     $(73,776)
                               ========           =======         =======     ========
Loss per share..........       $  (1.63)          $ (3.71)                    $  (1.54)
                               ========           =======                     ========
Weighted average shares
 outstanding............         41,315             2,250                       47,947
                               ========           =======                     ========

- --------
Notes to unaudited pro forma condensed combined statement of income.

(a) To eliminate related party contract revenue recorded by Centocor, net of amortization of deferred warrant costs of $1,745 and the associated related party expense recorded by Tocor II.
(b) To eliminate related party interest revenue recorded by Centocor and the associated related party interest expense recorded by Tocor II.
(c) To reverse amortization of organization costs recorded by Tocor II.
(d) The pro forma adjustments do not reflect the nonrecurring charges to be recorded subsequent to consummation of the Exchange Offer representing acquired research and development of $25,009, the writeoff of the unamortized portion of deferred warrant costs of $9,537 and the writeoff of the unamortized portion of organization costs of $769.

                               THE EXCHANGE OFFER

BACKGROUND OF THE OFFER

  In late February 1993, Dr. Hubert J. P. Schoemaker, as Chairman of the Board of Directors of Centocor and of Tocor II, approached Mr. Stelios Papadopoulos and Mr. David G. Golden, both directors of Tocor II, to discuss on a preliminary basis the possible advantages and disadvantages to Centocor and Tocor II of a merger or tender offer pursuant to which Tocor II would be acquired by Centocor. On March 5, 1993, the Board of Directors of Tocor II met, and one of the items discussed at this meeting was a possible tender offer by Centocor for Units. The Board approved the creation of a special committee (the "Special Committee") to have exclusive authority to act for Tocor II in evaluating, responding to and approving or disapproving any possible merger, sale of assets or tender offer relating to Tocor II and to consider any and all other alternatives thereto available to Tocor II. The Special Committee members are Dr. Marc Feldmann, Mr. Golden and Mr. Papadopoulos. Immediately after the creation of the Special Committee, the Tocor II Board of Directors meeting was recessed while the Special Committee held a separate meeting to discuss the possible tender offer. At such meeting, the Special Committee also retained Cooley Godward Castro Huddleson & Tatum as special legal counsel and authorized the engagement of a financial advisor.

  During the next several weeks, several telephone conversations occurred involving members of the Special Committee, its legal counsel, Dr. Schoemaker, Mr. Michael Dougherty, then Centocor's chief financial officer, and Mr. Dennis Purcell, a Managing Director at PaineWebber Incorporated. These discussions involved general structuring issues and preliminary discussions of possible price ranges to be paid. By the end of April these discussions ceased without any agreement regarding a possible tender offer.

  On September 29, 1993, following the adjournment of a regular meeting of the Board of Tocor II, Dr. Schoemaker, Mr. Golden, Mr. Papadopoulos and Dr. Feldmann discussed in general terms various means by which Centocor might acquire all or a portion of the assets or securities of Tocor II.

  In early October, 1993, Dr. Schoemaker called Mr. Papadopoulos and stated that the Board of Centocor would again like to explore options for the purchase by Centocor of the assets or securities of Tocor II. On November 3, 1993, Mr. Purcell and Mr. Golden met with Mr. Dominic Caruso, Centocor's chief accounting officer, to discuss possible structures. At this meeting Mr. Caruso suggested an exchange offer structure, and the parties discussed possible price ranges without reaching any understanding regarding the terms of such an offer.

  On November 10, 1993, Dr. Schoemaker, Mr. Papadopoulos, Mr. Golden and Mr. Purcell participated in a conference call during which preliminary price negotiations took place. The parties did not reach any understanding regarding the terms of a possible offer.

  On November 23, 1993, Mr. Golden, Mr. Papadopoulos, Anthony Evnin, a member of Centocor's Board of Directors, Dr. Schoemaker, Mr. Purcell and Mr. David Holveck, Centocor's President and Chief Executive Officer, met and conducted substantial negotiations regarding a possible exchange offer. At the end of this meeting each side agreed to consider the reasonableness of an exchange offer on terms approximately like those described herein.

  On December 2, 1993, Mr. Golden, Dr. Schoemaker, other officers and employees of Centocor, representatives of financial and legal counsel for the Special Committee, and representatives of financial and legal counsel for Centocor, met at Centocor's offices. They discussed the possible timing and structure of an exchange offer by Centocor, conducted due diligence regarding the research and development efforts being undertaken by Tocor II and Centocor, and discussed the reasonableness of the possible offer. In addition, on December 2, 1993, the Board of Directors of Centocor held a meeting at which a possible tender offer was discussed.

  On December 3, 1993, the Board of Directors of Tocor II held a meeting at which the possible exchange offer and the status of Tocor II's research and development efforts were discussed. This meeting was adjourned, and was followed immediately by a meeting of the Special Committee. The Special Committee heard reports from its legal and financial advisors and discussed the potential offer at length.

  On December 10, 1993, the Board of Directors of Centocor met and, after hearing and considering reports by its financial and legal counsel (including review and discussion of a fairness opinion from its financial advisor) and following substantial discussion, determined that Centocor should pursue the Exchange Offer described herein and communicated the terms of the Exchange Offer to the Board of Directors of Tocor II. Also on December 10, 1993, the Special Committee met to consider the Exchange Offer. After hearing and considering reports by its financial and legal counsel (including review and discussion of a fairness opinion from its financial advisor) and following substantial discussion, the Special Committee determined that it would recommend that holders of Tocor II Units tender their Units in the Exchange Offer.

  On December 10, 1993, Centocor issued a press release announcing Centocor's intention to commence the Exchange Offer and Tocor II issued a press release announcing the recommendation of its Board of Directors, based upon a recommendation of the Special Committee, that shareholders of Tocor II accept the Exchange Offer and tender their Units thereunder to Centocor.

PURPOSES OF THE EXCHANGE OFFER

  Since Centocor's option to acquire all of the Tocor II Units at a predetermined price pursuant to the Purchase Option Agreement first became exercisable in 1993, the Company then focused its attention on whether to acquire Tocor II's assets. See the chronology of events in the "Background of the Offer." Consummation of the Exchange Offer will enable Centocor to obtain the technology developed in connection with the small peptide molecule-based research currently being conducted on behalf of Tocor II and to continue a peptide research program on a more flexible schedule than is currently permissible under the Development Agreement (as defined below). In addition, following a Second-Step Transaction (see "The Exchange Offer--Terms of the Exchange Offer--Consequences to Non-Tendering Holders"), Centocor anticipates that it will obtain approximately $50,000,000 of cash currently held by Tocor II to support Centocor's efforts on behalf of Tocor II under the Development Agreement, which could instead be used at Centocor's discretion for any of its research programs.

  Centocor may effectively acquire the technology developed in connection with the research program conducted under the Development Agreement only by purchasing Tocor II. Centocor may purchase shares of Tocor II by exercising its option under the Purchase Option Agreement (as defined below) to acquire all of the outstanding Tocor II Units (the "Purchase Option") at prices that increase from $58 per Unit currently to $107 per Unit through December 31, 1995, the expiration date of the Purchase Option, or through a transaction with the holders of shares of Tocor II Callable Common Stock without a predetermined price, such as the Exchange Offer. See "The Agreements--The Purchase Option Agreement." Centocor anticipates that the Exchange Offer will allow Centocor to acquire the desired technology at a more favorable price than under the Purchase Option Agreement. There can be no assurance that Centocor will exercise its Purchase Option or otherwise enter into a transaction to acquire shares of Tocor II Callable Common Stock if the Exchange Offer is not consummated for any reason. Centocor will exercise its Purchase Option or enter into any such other transaction only if it perceives such exercise or other transaction to be in its best interest. To date, Centocor has not considered any transaction other than the Exchange Offer through which it could acquire all of the assets or outstanding Callable Common Stock of Tocor II. If the Exchange Offer is not consummated for any reason, Centocor's current intent is to continue to perform all of Tocor II's research, development and experimentation activities under the Development Agreement.

  Additionally, Centocor believes that the small peptide molecule-based program is closely linked with Centocor's monoclonal antibody program, because discoveries or developments in either one may directly impact the other. Due to such integration, Centocor believes that the small peptide molecule-based program should be conducted at a pace that is related to the progress in its monoclonal antibody program rather than at the pace dictated by the Development Agreement. With both programs managed on a parallel track, Centocor believes it will derive the greatest possible benefit from discoveries or developments in either program.

  Furthermore, if Centocor consummates the Exchange Offer, the number of outstanding warrants to purchase shares of Centocor Common Stock will be significantly reduced, with resulting reduction in potential future dilution of Centocor Common Stock. See "Description of Securities--The Warrants."

TERMS OF THE EXCHANGE OFFER

  Subject to the terms and conditions set forth herein and in the Letter of Transmittal, Centocor is offering $40 to Holders for each outstanding Unit, payable in shares of Centocor Common Stock, based upon the average closing price of Centocor Common Stock on the Nasdaq National Market System over the 30 consecutive trading days immediately preceding the Expiration Date, provided that if such actual number exceeds the Upper Bound, the Upper Bound shall be paid, and if such actual number is less then the Lower Bound, the Lower Bound shall be paid. No fractional shares of Centocor Common Stock will be issued, and Centocor shall pay cash in lieu of fractional shares.

  ALTHOUGH THE SERIES T WARRANTS COMPRISING PART OF THE UNITS BECAME DETACHABLE, BY THEIR TERMS, FROM THE TWO OTHER COMPONENTS OF THE UNITS ON JANUARY 1, 1994, CENTOCOR WILL ONLY ACCEPT FOR EXCHANGE COMPLETE UNITS, EACH CONSISTING OF ONE SHARE OF TOCOR II CALLABLE COMMON STOCK, ONE SERIES T WARRANT AND ONE CALLABLE WARRANT. ACCORDINGLY, THOSE HOLDERS WISHING TO TENDER THEIR UNITS SHOULD NOT SELL OR OTHERWISE TRANSFER OWNERSHIP OF THE SERIES T WARRANTS. HOLDERS DECIDING NOT TO EXCHANGE THEIR UNITS PURSUANT TO THE EXCHANGE OFFER MAY RETAIN SUCH UNITS UNDER THEIR ORIGINAL TERMS. SEE "--CONSEQUENCES TO NON-TENDERING HOLDERS."

  Subject to the terms and conditions set forth herein and in the Letter of Transmittal, Centocor expects to accept all Units duly tendered and not withdrawn prior to 5:00 p.m., New York City time, on March 4, 1994. Centocor reserves the right to extend the Expiration Date of the Exchange Offer by making a public announcement thereof prior to 9:30 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, provided that the Expiration Date will not be extended beyond March 25, 1994.

  Centocor is not soliciting your proxy on any matter by means of this Exchange Offer. In the event that the solicitation of proxies is required in connection with a Second-Step Transaction, Centocor will solicit such proxies separately pursuant to proxy materials that will comply with the requirements of the Exchange Act.

  Requests for additional copies of this Prospectus or the Letter of Transmittal or assistance in completing an exchange should be made by mail, facsimile transmission, or telephone to either of the following:

  Ms. Drew Dorgan
  Centocor, Inc.
  200 Great Valley Parkway
  Malvern, PA 19355
  Telephone:  (215) 651-6000
              Fax: (215) 651-6100

  OR

  D. F. King & Co., Inc.
  77 Water Street
  New York, NY 10005
  Telephone:  (800) 669-5550

 Conditions to the Exchange Offer

  Notwithstanding any other provision of the Exchange Offer, or any extensions of the Exchange Offer, Centocor will not be required to accept for exchange or, subject to any applicable rules and regulations of the Commission, to exchange any Units not theretofore accepted for exchange or exchanged or, at its option, Centocor may modify or otherwise amend the Exchange Offer, if any of the following events occur:

    (1) at the Expiration Date, less than a majority of the Units then outstanding shall have been validly tendered and not withdrawn, or

    (2) at the Expiration Date, Centocor shall not have received all necessary and desirable government and regulatory approvals and consents for the acquisition of Units pursuant to the Exchange Offer, or

    (3) any legal impediment shall exist that, in the sole judgment of Centocor, makes it inadvisable to proceed with the Exchange Offer.

  The foregoing conditions are for the sole benefit of Centocor and may be waived by Centocor, in whole or in part, in its sole discretion. Any determination made by Centocor concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

 Procedure for Tendering Units

  Except as otherwise stated below, to be properly tendered pursuant to the Exchange Offer, Units, together with a properly completed and executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the last page of this Prospectus prior to the Expiration Date. The method of delivery to the Depositary of Units and other documents is at the election and risk of the Holder, but if such delivery is by mail it is suggested that properly insured, registered mail with return receipt requested be used and that mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary before 5:00 p.m., New York City time on the Expiration Date.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Units shall be determined by Centocor. Such determination shall be final and binding. Centocor reserves the absolute right to reject any or all tenders of Units not properly delivered or the acceptance of which would, in the opinion of Centocor, be unlawful. Centocor also reserves the right to waive any irregularities or conditions of tender or exchange and Centocor's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding. Any irregularities in connection with the Exchange Offer, unless waived, must be corrected within such time as Centocor shall determine, which time may extend beyond the Expiration Date. Centocor shall be under no duty to give notification of defects in such deliveries or incur any liability for failure to give such notification. Tenders of such Units shall not be deemed to have been made until such irregularities have been cured or waived. Units received by Centocor that are not properly tendered and as to which irregularities have not been corrected or waived will be promptly returned by Centocor or the Depositary to the appropriate Holder.

 Procedure for Late Delivery of Tendered Units

  Prior to the Expiration Date tenders may be made without the concurrent deposit of Unit certificates if such tenders are made by or through members of a national securities exchange or the National Association of Securities Dealers, Inc. or by commercial banks or trust companies having an office in the United States (an "Eligible Institution"). In such cases, the Letter of Transmittal must be received (including by telegraphic, telex or facsimile delivery) prior to the Expiration Date by the Depositary and the Notice of Guaranteed Delivery contained in the Letter of Transmittal must be executed by such Eligible Institution. In addition, the certificates tendered thereby must be received by the Depositary no later than four business days after the Expiration Date of the Exchange Offer.

 Withdrawal Rights

  Tenders of Units may be withdrawn by delivering notice of such withdrawal to the Depositary at any time (i) prior to 5:00 P.M., New York City time, on March 4, 1994, or (ii) after 5:00 P.M., New York City time, on March 4, 1994, if they have not been previously accepted for exchange by Centocor.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address specified herein. Such notice of withdrawal must specify the name of the withdrawing holder, the name of the registered holder if different from that of the withdrawing holder, and the number of Units (and, if available, the certificate numbers) to be withdrawn. All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by Centocor, whose determination shall be final and binding. Units withdrawn in the manner specified above, or with Centocor's consent, will not be considered to have been properly tendered.

 Delivery of Centocor Common Stock

  Upon the terms and subject to the conditions of the Exchange Offer, delivery of the shares of the Centocor Common Stock in exchange for Units properly tendered and accepted by Centocor, will be made as soon as practicable after the Expiration Date. No fractional shares of Centocor Common Stock will be issued. Centocor shall pay cash in lieu of fractional shares. The maximum number of days after the Expiration Date by which the certificates representing shares of the Centocor Common Stock and cash in lieu of fractional shares are to be mailed to the Holders is expected to be 5 business days.

 Commissions and Fees

  Subject to Instruction 6 of the Letter of Transmittal, Centocor will pay all stock transfer taxes, if any, payable on the transfer to it of Units exchanged pursuant to the Exchange Offer. Any tendering Holder or other payee who fails to complete and sign the Substitute Treasury Form W-9 that accompanies the Letter of Transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to such Holder or other payee pursuant to the Exchange Offer.

 Consequences to Non-Tendering Holders:

  The rights of non-tendering Holders will not be altered, impaired or modified by this Exchange Offer. Such non-tendering Holders may transfer their respective Units in accordance with their terms. If the Exchange Offer is consummated but not all Units are accepted in the Exchange Offer, Centocor will own a majority of the Tocor II Callable Common Stock and will vote those shares in favor of, if necessary, and thereby cause a transaction (which may include a merger of Tocor II into a wholly-owned subsidiary of Centocor, a merger of such a subsidiary into Tocor II, a purchase of the assets of Tocor II followed by a dissolution of Tocor II, or a similar transaction) by which Centocor shall acquire all of the remaining securities or assets of Tocor II in exchange for shares of Centocor Common Stock. Because holders of Tocor II Callable Common Stock will retain in any Second-Step Transaction any Warrants that they hold, the value of the consideration to be received by such holders for their Tocor II Callable Common Stock in any Second-Step Transaction will be 90% of the value of the consideration received by Holders for their Units in the Exchange Offer. Holders of Units may be entitled to dissenters' rights in a Second-Step Transaction under BVI law. See "The Exchange Offer--Terms of the Exchange Offer--Dissenters' Rights." Centocor does not intend to list the Warrants remaining outstanding after consummation of the Exchange Offer on any securities exchange or to make a market in such Warrants. As a result, no liquid trading market may develop for such Warrants, which may adversely affect their value.

  Units not tendered in the Exchange Offer will only remain outstanding as Units until such time as Centocor consummates a Second-Step Transaction. A class of securities with a small number outstanding and available for trading (the "float") only for an extremely limited period may command a lower price than would a comparable class with a greater float and longer duration. Therefore, the market price for remaining Units after the termination of the Exchange Offer may be affected adversely to the extent that the number of Units exchanged pursuant to the Exchange Offer reduces the float and because the Units not tendered are expected to remain outstanding only briefly. The reduced float may also tend to make the trading price for the Units more volatile. In addition, depending on the number of Units tendered, the Units may no longer trade on the Nasdaq National Market System.

 Dissenters Rights

  Under BVI law, holders of shares of a BVI company, or members, are entitled to payment of fair value for their shares upon dissenting from mergers, consolidations, certain dispositions of more than 50% of the company's assets, compulsory redemptions of shares, and certain other transactions, if the BVI company is a constituent company in the merger and not the surviving company.

  . A member who desires to exercise dissenters' rights must give to the company before or at the meeting of members at which the merger is submitted to a vote, a notice of an objection to the merger. The objection must include a statement that the member proposed to demand payment for his shares if the action is taken. In the event that the member does not receive notice of the meeting, or if the proposed action is authorized by written consent without a meeting, no notice of objection is required.

  . Within 20 days following the authorization of the merger by vote or written consent, the company must give written notice of the action to those members who objected to the action or, alternatively, those members who did not vote for or consent to the merger. A member who elects to dissent must, within 20 days of notice of authorization, give to the company a written notice of his decision to elect to dissent, stating such member's name and address, the number and class or series of shares involved (which must include all shares held by such member) and a demand for payment of fair value for the shares. Upon the giving of notice, the member ceases to have the rights of a member with the exception of the right to be paid the fair value of his shares.

  . Within 7 days of the latter of: (i) the expiration of the period within which members may give notice of election of dissent or (ii) the effective date of the merger, the surviving corporation must make a written offer to each dissenting member to purchase his shares at a price that the company determines to be their fair value.

  . If within 30 days of the offer, the company and the member agree on the price to be paid for the shares, the company will pay such amount to the member upon surrender of the certificates representing the shares.

  . If the company and the dissenter fail to agree on a price within 30 days, the following shall occur within the next 20 days:

   . (i) the company and the member shall each designate an appraiser;

   . (ii) the two appraisers shall designate a third appraiser;

   . (iii) the three appraisers shall fix the fair value of the dissenters shares as of the close of business on the day prior to the vote on the merger, excluding any appreciation or depreciation directly or indirectly induced by the merger, and such value shall be binding on the company and the dissenter; and

   . (iv) the company shall pay such amount in money upon the surrender of the certificates representing the shares.

  . The enforcement by a member of dissenters' rights will exclude the enforcement by the member of his other rights as a holder of shares, other than the member's right to obtain relief on the ground that the action taken was illegal.

POSITIONS OF THE BOARDS OF DIRECTORS

  The Board of Directors of Centocor is not making any recommendation to Holders as to whether they should exchange or refrain from exchanging any or all of their respective Units. Each Holder must make his or her own decision as to whether to exchange all or any portion of such Units.

  The Board of Directors of Tocor II, upon the recommendation of the Special Committee, has recommended that shareholders of Tocor II should accept the Exchange Offer and exchange their Units. The Special Committee made its recommendation in part based upon a fairness opinion of Hambrecht & Quist Incorporated ("Hambrecht & Quist"). Mr. David G. Golden, one of the directors of Tocor II, is a Managing Director of Hambrecht & Quist, which has provided investment banking services to both Centocor and Tocor II in the past, acted as an underwriter in connection with the initial offering of the Units and has rendered an opinion to the Special Committee as to the fairness of the Exchange Offer to the Tocor II shareholders. Dr.

Hubert J.P. Schoemaker, another Tocor II director, is Chairman of the Board of Directors of Centocor and Tocor II. Dr. Marc Feldmann, a Tocor II director, provides consulting services to Centocor under a consulting agreement. Mr. Stelios Papadopoulos, also a Tocor II director, is a Managing Director and Head of the Health Sciences Investment Banking Group at PaineWebber Incorporated, an investment banking firm that has provided investment banking services to both Centocor and Tocor II in the past and acted as an underwriter in connection with the initial offering of the Units.

  The Special Committee engaged Hambrecht & Quist to act as its financial advisor in connection with the Exchange Offer and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Tocor II Callable Common Stock of the consideration to be received by such holders in the Exchange Offer. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on December 10, 1993 to the Special Committee that, as of such date, the consideration to be received by the holders of the Tocor II Callable Common Stock in exchange for the Units as set forth in the Exchange Offer is fair to the holders of the Tocor II Callable Common Stock from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED DECEMBER 10, 1993, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX A TO THIS PROSPECTUS. TOCOR II SHAREHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. The assumptions made, matters considered and limits of review contained in Hambrecht & Quist's written opinion delivered December 10, 1993 were substantially the same as those contained in the opinion attached hereto. No limitations were placed on Hambrecht & Quist by the Board of Directors of Tocor II with respect to the investigation made or the procedures followed in preparing and rendering its opinion. Hambrecht & Quist's engagement related to the Exchange Offer did not include the solicitation of third party indications of interest in acquiring all or any part of Tocor II, and Hambrecht & Quist did not make any such solicitation in connection with its opinion.

  In its review of the Exchange Offer, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available financial statements of Tocor II for the period January 21, 1992 through December 31, 1992 and interim periods to date and certain other relevant financial and operating data of Tocor II made available from the internal records of Tocor II; (ii) discussed with certain members of the managements of Tocor II and Centocor the business, financial condition and prospects of Tocor II; (iii) reviewed the publicly available consolidated financial statements of Centocor for recent years and interim periods to date and certain other relevant financial and operating data of Centocor made available from published sources and the internal records of Centocor; (iv) reviewed certain financial and operating information, including certain projections provided by the management of Centocor and discussed such projections with certain members of the management of Centocor; (v) reviewed the recent reported prices and trading activity for Tocor II Callable Common Stock and Centocor Common Stock and compared such information and certain financial information of Tocor II and Centocor with similar information for certain other companies engaged in businesses considered comparable to those of Tocor II or Centocor, (vi) reviewed the terms, to the extent publicly available, of certain comparable acquisition transactions; (vii) reviewed drafts of this Prospectus, the Letter of Transmittal and certain other materials to be filed with the Securities and Exchange Commission in connection with the Exchange Offer; and (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning Tocor II or Centocor considered in connection with their review of the Exchange Offer and, for purposes of the opinion set forth herein, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Tocor II or Centocor, nor did they conduct a physical inspection of the properties and facilities of Tocor II or Centocor. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in their analyses, Hambrecht & Quist, on the advice of the managements of Tocor II and Centocor, assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Centocor. Hambrecht & Quist also assumed that neither Tocor II nor Centocor was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Exchange Offer and those in the ordinary course of conducting their respective businesses or disclosed in this Prospectus. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Special Committee. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Special Committee and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tocor II and Centocor. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Comparable Company Analysis. Hambrecht & Quist compared selected historical and projected financials, operating and stock market performance data of Tocor II and Centocor to the corresponding data of certain publicly traded biotechnology companies that Hambrecht & Quist considered comparable based on market value, scientific focus or corporate structure. Tocor II was compared with other SWORD companies including Aramed, Inc., CytoRad Incorporated, Genzyme Transgenics Corporation, Neozyme II Corporation, and Scigenics, Inc. (the "SWORD Group") and with other small molecule research and development companies including Affymax N.V., Arris Pharmaceutical Corporation, Corvas International, Inc., Ligand Pharmaceuticals Incorporated, and Procept, Inc. (the "Small Molecule R & D Group"). Centocor was compared with other biotechnology companies having market values over $300 million including Amgen, Inc., Biogen, Inc., Chiron Corporation, Genentech, Inc., Genetics Institute, Inc., BioChem Pharma Inc., Gensia, Inc., Genzyme Corporation, Immunex Corporation, CellPro, Incorporated, Scios Nova, Inc., and Synergen, Inc. (the "Biotech Group"). Centocor was also compared with other monoclonal antibody companies including Cytogen Corporation, IDEC Pharmaceuticals Corporation, ImmunoGen, Inc., Immunomedics, Inc., Medarex, Inc., Protein Design Labs, Inc., and XOMA Corporation (the "Monoclonal Antibodies Group"). Hambrecht & Quist compared certain financial characteristics such as cash, book value, net revenues, and burn rate (cash used in operating activities plus capital expenditures) for the latest 12 month period (LTM) for each company in the SWORD Group, the Small Molecule R&D Group, the Biotech Group, and the Monoclonal Antibody Group. Hambrecht & Quist also analyzed certain financial ratios and multiples including market value to cash, market value to book value and market value to LTM net revenues. Hambrecht & Quist also determined market value minus cash and the ratio of market value to market value minus cash for each company. Hambrecht & Quist calculated the ratio of the cash position to the LTM burn rate of each company to determine the implied "survival index" (the number of consecutive annual periods that such company could continue to fund cash losses at the rate experienced in the latest twelve months from its most recently reported cash without obtaining additional capital.) Hambrecht & Quist compared the implied "survival index" of each company in the Biotech Group to the implied "survival index" of Tocor II. In addition, Hambrecht & Quist examined the cash multiples, shareholders' equity multiples and multiples of market value minus cash for the SWORD Group and the Small Molecule R&D Group in its analysis of Tocor II and for the Biotech Group and the Monoclonal Antibody Group in its analysis of Centocor.

  Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to the earnings before interest and taxes ("EBIT Multiples") for ten of the large U.S. pharmaceutical companies with the highest pre-tax income margins (pre-tax income as a percentage of revenues) for the fiscal year 1992 (Amgen Inc., Merck & Co., Inc., Eli Lilly and Company, Abbott Laboratories, Marion Merrell Dow Inc., Schering-Plough Corporation, American Home Products Corporation, Syntex Corporation, Pfizer Inc., and the Upjohn Company (the "Pharmaceutical Group")).

  Although Hambrecht & Quist uses the Groups in its analysis of Tocor II and Centocor, Hambrecht & Quist believes that because of inherent differences between financial and operating characteristics among the companies in the Groups, a purely quantitative comparative analysis of the companies in the Groups is not particularly meaningful. With respect to companies in the Pharmaceutical Group or companies in the Biotech Group with market values over $1.0 billion, there is no basis to compare multiples of earnings, due to the lack of operating revenues and operating profits at Tocor II and Centocor. Hambrecht & Quist has noted, however, that the Pharmaceutical Group's current trading multiples are indicative of the current public market value for established pharmaceutical companies and therefore are meaningful as a way of estimating the long-term EBIT Multiples used to calculate the terminal value ("Terminal Value") of Centocor in the Discounted Cash Flow Analyses (see below). Similarly, Hambrecht & Quist noted that, with respect to the other Groups, a purely quantitative comparative analysis would not be meaningful because each of the companies in the SWORD Group, Small Molecule R&D Group, Biotech Group and Monoclonal Antibody Group are experiencing operating losses, thus making a comparison of market value multiples of operating earnings and net income irrelevant. In Hambrecht & Quist's judgment, an appropriate use of a comparable company analysis in this instance necessarily involves a qualitative assessment of the different financial, product and operating characteristics of the companies comprising both the Pharmaceutical Group and the other Groups.

  Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the theoretical valuation of Centocor based on unlevered discounted cash flow of the projected financial performance of Centocor (the "Projections"). The Projections included a range of financial forecasts and projections with respect to Centocor. Hambrecht & Quist also analyzed certain more conservative projections that delayed the revenues from all potential products one year and the working capital requirements six months (beyond that date in the Projections (the "Sensitivity Case Projections"). These delays reduced the net sales in the Projections by 12.5% to 31.3% and the unlevered net income by 20.7% to 40.8%. To estimate the total present value of the Company's business, before giving effect to its capital structure, Hambrecht & Quist discounted to present value the projected stream of after-tax cash flows and the Terminal Value of Centocor's business as reflected in the Projections and the Sensitivity Case Projections, using discount rates ranging from 30% to 45%. The Terminal Value was based upon multiples of nine, ten and eleven times projected EBIT for 1998. These multiples were based on current trading multiples for the Pharmaceutical Group. After-tax cash flows were calculated as the after-tax operating earnings of Centocor plus projected depreciation and amortization, minus net changes in non-cash working capital, minus projected capital expenditures. The projected after-tax cash flows of Centocor reflected the estimated effective tax rate after giving effect to Centocor's net operating loss carry forward. Hambrecht & Quist applied discount rates ranging from 30% to 45% to reflect different assumptions regarding the required rates of return to holders or prospective buyers of shares of Centocor Common Stock.

  On a stand-alone basis, this analysis indicated equity values of $494.3 million to $924.8 million under the Projections and $311.8 million to $406.2 million under the Sensitivity Case Projections. This analysis showed that the market value of the Centocor Common Stock of $573.0 million on December 3, 1993, was within the range of the theoretical valuation implied by the Discounted Cash Flow analysis.

  Determination of the Net Present Value of the Tocor II Units. Hambrecht & Quist calculated the net present value of the Tocor II Units as a function of discount rate and the terms of the Purchase Option. Under the Purchase Option, Centocor can acquire all of the shares of Tocor II Common Stock on December 31, 1995 at the price of $107.00 per share. Hambrecht & Quist reviewed the probabilities (10 to 100%) that Centocor would exercise the Purchase Option at discount rates ranging from 20 to 75%. Hambrecht & Quist compared the Offer with such analysis and determined that with 60% probability of repurchase and a 25% discount rate, the Units have a net present value of $40.36 per Unit; with a 70% probability of repurchase and a 35% discount rate, the Units have a net present value of $40.12 per Unit; with an 80% probability of repurchase and a 45% discount rate, the Units have a net present value of $39.52 per Unit; with a 90% probability of repurchase and a 50% discount rate, the Units have a net present value of $41.43 per Unit; and with a 100% probability of repurchase and a 60% discount rate the Units have a net present value of $40.25 per Unit.

  Stock Trading History Analysis. Hambrecht & Quist examined the trading history in terms of both price and volume for the Tocor II Units during the periods from November 20, 1992 to December 2, 1993 and from January 21, 1992 to December 8, 1993 and for the Centocor Common Stock for the period November 20, 1992 to December 2, 1993. In addition, Hambrecht & Quist compared the prices of the Tocor II Units and the Centocor Common Stock from November 20, 1992 to December 2, 1993 with the stock prices of certain publicly traded biotechnology companies.

  Selected Comparable Transaction Analysis. Hambrecht & Quist compared the Offer with selected comparable merger and acquisition transactions. Hambrecht & Quist determined that the Offer of $40.00 per Tocor II Unit represented a 79.8% premium over the $22.25 closing market price of the Tocor II Units on December 3, 1993. With respect to the analysis of controlled collaborations and other partial acquisitions of certain comparable biotechnology companies, Hambrecht & Quist considered the putative per share premium paid and calculated a weighted per share premium by weighing the premium paid and the percentage of outstanding stock of the acquired corporations actually purchased in such transactions. Hambrecht & Quist analyzed the Offer in comparison with the premiums paid by Rhone-Poulenc Rorer Inc. in its purchase of 37% of Applied Immune Sciences, Inc., by American Cyanamid Company in its 53.5% purchase of Immunex Corporation, Scios, Inc. in its purchase of Nova Pharmaceuticals, by Sandoz Pharma Ltd. in its 60% purchase of Systemix, Inc., by Roche Holdings in its 60% purchase of Genentech, Inc., by Chiron Corporations in its purchase of Cetus Corporation, and by American Home Products Corporation in its 60% purchase of Genetics Institute, Inc. In addition, Hambrecht & Quist used these premiums and the multiples of cash (the ratios of purchase consideration to cash) for comparable biotechnology companies in its valuation of Centocor to determine a hypothetical acquisition value for Centocor.

  Hambrecht & Quist did not attempt to prepare any further quantitative valuations analyses based on this comparable transaction analysis because Hambrecht & Quist believed that any comparative multiples that might be derived based upon earnings or other financial data of such companies would not be meaningful. This view is based upon the same reasons that Hambrecht & Quist did not believe a quantitative comparison between Tocor II and Centocor and the companies comprising the Groups of comparable companies would be meaningful, namely that because the biotechnology companies in the Comparable Transaction analysis generally were experiencing operating losses, a comparison of transaction multiples of operating earnings and net income would not be relevant.

  Hambrecht & Quist also compared the premium paid in the repurchases of other SWORD companies to the market value of the SWORD companies 28 days prior to the repurchase announcement. The Offer was compared with the premiums paid by Centocor for Tocor, Inc., by Alza Corporation for BioElectro Systems, Inc., by Immunex Corporation for Receptech Corporation, and by Genzyme Corporation for the last two technology programs of Neozyme Corporation.

  No company or transaction used in the above analyses is identical to Tocor II, Centocor or the proposed Exchange Offer. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached at Annex A to this Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Tocor II, having acted as a managing underwriter of the Units in 1992. In addition, David G. Golden, a Managing Director of Hambrecht & Quist, has served as a director of Tocor II since September 1992. Hambrecht & Quist is also familiar with Centocor, having acted as a managing underwriter of Centocor Common Stock in 1982, 1986 and 1990 and of 7.25% Convertible Subordinated Notes in 1991. In addition, Hambrecht & Quist acted as a managing underwriter of units of Tocor, Inc. (an affiliate of Centocor otherwise unrelated to Tocor II) in 1989. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Tocor II and Centocor and receives customary compensation in connection therewith, and also provides research coverage for Tocor II and Centocor. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Tocor II and Centocor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Centocor.

  Pursuant to an engagement letter dated December 8, 1993, Tocor II has agreed to pay Hambrecht & Quist a fee in connection with its services as financial advisor to the Special Committee and the rendering of a fairness opinion. Tocor II will pay a fee of $250,000 upon the delivery of its Fairness Opinion, a fee of $250,000 upon the earlier to occur of (x) any mailing to shareholders of Tocor II any proxy statement and/or prospectus or (y) any other publication or mailing of written materials describing Tocor II's position with respect to the Exchange Offer (including a filing of a Schedule 14D-9 with the Securities and Exchange Commission), and a fee of $100,000 upon the rendering of any subsequent Fairness Opinion in connection with the Exchange Offer. None of Hambrecht & Quist's fee is contingent upon the success or failure of the Exchange Offer. Tocor II has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax considerations applicable to Holders who tender their Units for Centocor Common Stock pursuant to the Exchange Offer. No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the exchange of Units for Centocor Common Stock. Accordingly, no assurance can be given with respect to the federal income tax treatment of the Exchange.

  This summary does not address federal income tax consequences applicable to investors that are subject to special rules. It focuses on Holders of Units who are individual citizens or residents of the United States or domestic corporations and has only limited application to Holders that are foreign corporations, regulated investment companies, insurance companies, dealers in securities, estates, trusts, nonresident aliens or that own (directly or by attribution) 5% or more of the Tocor II Callable Common Stock. Finally, this summary assumes that each of the Units has been held as a capital asset in the hands of the Holder at all relevant times.

  Because of these and other considerations, the tax consequences of the Exchange Offer will depend in large part on the facts and circumstances applicable to each Holder and may differ significantly from the general outline of such consequences provided herein. As a result, the tax consequences to a particular Holder cannot be predicted with certainty, and each Holder is urged to consult his own tax advisor. No information or opinion is provided with respect to state, local or foreign tax consequences of the Exchange Offer and Holders are urged to consult their own tax advisors with respect to such consequences.

  The discussion is based upon existing federal income tax law, including the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations issued by the United States Treasury Department thereunder, rulings of the IRS and court decisions, all as in effect on the date of this Prospectus. The Company has consulted with tax advisors in preparing the discussion contained in this summary. Future changes in the federal income tax laws could adversely affect the treatment of the transaction.

  The discussion contained in this summary assumes that the form of the various transactions and agreements involving Centocor, Tocor II and the Holders (including the Technology License Agreement, the Development Agreement, and the Purchase Option Agreement) will be respected. The IRS could contend that the form of such transactions and agreements should be disregarded, e.g., on the basis that the Tocor II Callable Common Stock represents an equity or debt security in Centocor or a profits interest in the Tocor II technology. If the IRS were to succeed with such an argument, tax free treatment as a Section 368 reorganization would not be available, and no assurance can be given with respect to the character and amount of a Holder's income from the transactions pursuant to such an argument.

  A Holder who exchanges a Unit pursuant to the Exchange Offer will be deemed to have exchanged each of the Unit's constituent elements (i.e., Tocor II Callable Common Stock, Callable Warrant and Series T Warrant) for Centocor Common Stock and will allocate the consideration received in proportion to the relative fair market values of such Tocor II Callable Common Stock and Warrants on the exchange date.

  A Holder will recognize gain or loss with respect to the deemed exchange of the Warrants for Centocor Common Stock, measured by the difference between the fair market value of the Centocor Common Stock received that is allocated to such exchange and the portion of his adjusted basis for a Unit allocable to the Warrants. Such gain or loss will be capital gain or loss and will be long-term if the Unit has been held for more than one year on the exchange date.

  If Centocor acquires as a result of the Exchange at least 80% of the Tocor II Callable Common Stock, it is expected that Centocor's acquisition of Tocor II Callable Common Stock will qualify as a "reorganization" under Section 368 of the Code. If the acquisition qualifies as a "reorganization," a Holder will (except with respect to the receipt of cash in lieu of the issuance of fractional shares of Centocor Common Stock and except as described below under Passive Foreign Investment Company Considerations) not recognize gain or loss on the exchange of Tocor II Callable Common Stock for Centocor Common Stock. With respect to the shares of Centocor Common Stock received for Tocor II Callable Common Stock, a Holder will have a tax basis equal to the portion of the adjusted basis of the Unit surrendered that is allocated to the share of Tocor II Callable Common Stock (less any amount allocable to the deemed redemption of fractional shares for cash). Such Holder will include the holding period for the Unit in the holding period for the Centocor Common Stock.

  If the acquisition does not qualify as a "reorganization," a Holder will recognize gain or loss on the exchange of Tocor II Callable Common Stock for Centocor Common Stock under Section 1001 of the Code, measured by the difference (if any) between the portion of the fair market value of the Centocor Common Stock received that is allocated to the Tocor II Callable Common Stock and the portion of the adjusted basis of the Unit surrendered that is allocated to the Tocor II Callable Common Stock. Such gain or loss will generally be capital gain or loss (except as described below under Passive Foreign Investment Company Considerations) and will be long-term if the Units have been held for more than one year on the exchange date. Any Holder that has owned at any time (directly or by attribution) more than 5% of the Tocor II Callable Common Stock (a "5% Holder") or that has owned at any time Tocor II Callable Common Stock attributable to any 5% Holder should consider the possible applicability of the "collapsible corporation" rules under Section 341 of the Code, which rules could result in the characterization of any such gain as ordinary income.

  Uncertainty exists as to the treatment of the initial grant to Centocor of the Purchase Option in exchange for the Callable Warrant. If a Holder was deemed to have received the Callable Warrant or other consideration for granting the Purchase Option to Centocor in connection with the original issuance of the Units, that Holder would be required to recognize a corresponding gain in respect of the lapse or termination of the Purchase Option pursuant to the Exchange. Such gain would be equal to the fair market value of that Callable Warrant or other consideration at the time of its original acquisition by the Holder and would be short-term capital gain.

  A Holder may recognize gain or loss upon a subsequent disposition of any Centocor Common Stock received in the Exchange Offer.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

  Tocor II has previously been characterized as a so-called "passive foreign investment company" (a "PFIC"). Assuming that Tocor II is a PFIC and that Centocor's acquisition of Tocor II Callable Common Stock qualifies as a "reorganization," a Holder of a Unit who has not elected to treat Tocor II as a "qualified electing fund" for each taxable year during which the taxpayer has owned (or has been deemed to own) Tocor II Callable Common Stock (a "Non-QEF Holder") may be required to recognize gain (but not loss) equal to the difference between the fair market value of the Tocor II Callable Common Stock on the exchange date and its adjusted basis. The tax due on any such gain would be determined by apportioning the gain to all taxable years in the taxpayer's holding period, calculating the tax due for each such year with respect to the amount so apportioned at ordinary income rates, and adding the interest on the tax deferred from each taxable year (other than the current year) to the tax that would otherwise be due. A Non-QEF Holder will generally be required to determine tax in a similar manner (at ordinary income rates) in respect of any gain recognized if Centocor's acquisition of Tocor II Callable Common Stock does not qualify as a "reorganization."

  The foregoing summary is not intended, and should not be considered, as tax advice or as a substitute for individual tax advice. Holders are urged to consult their own tax advisors regarding the tax consequences of the Exchange to them under applicable federal, state, local and foreign tax laws.

                           DESCRIPTION OF SECURITIES

CENTOCOR CAPITAL STOCK

  The following is a brief description of the rights pertaining to shares of Centocor Common Stock. This description does not purport to be complete and is qualified in its entirety by reference to the full Articles of Incorporation and By-laws of Centocor.

  Centocor is authorized to issue 110,000,000 shares of capital stock divided into two classes consisting of 100,000,000 shares of Centocor Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share, 2,000,000 of which have been designated as Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"). The Board of Directors is authorized to make divisions of authorized shares of the capital stock of Centocor into classes and into series within any class and to make determinations of the designation and the number of shares of any class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including the power to increase any previously determined number of shares of any class or series to a number not greater than the aggregate number of shares of all classes and series that Centocor is authorized to issue and to decrease the previously determined number of shares of any class or series to a number not less than that then outstanding.

  Holders of Centocor Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, except that cumulative voting is permitted in the election of directors. In addition, certain provisions of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. (S) 2501 et seq. (the "Pennsylvania control share acquisition statute"), generally operate, under certain circumstances, to

(1) disenfranchise certain shares owned by a person or group that acquires voting power over 20%, 33 1/3% or 50% or more of the voting shares of Centocor ("control shares"), unless the voting rights of such shares are restored by a shareholder vote; (ii) permit Centocor to redeem control shares at their then fair market value; (iii) require a person or group that acquires (or announces an intention to acquire) 20% or more of the voting power of Centocor to disgorge profits realized from the sale of Centocor's securities during specified time periods and (iv) give shareholders of Centocor the right to receive the fair value of their shares in cash from a person or group that has acquired 20% of the voting power of Centocor.

  Holders of Centocor Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by Centocor's Board of Directors in its discretion from funds legally available therefor. Upon the liquidation, dissolution or winding up of Centocor, holders of Centocor Common Stock are entitled to receive all assets available for distribution to shareholders. The Centocor Common Stock has no preemptive or other subscription rights (except as described below), and there are no conversion rights or redemptive or sinking fund provisions with respect to such shares.

  Each outstanding share of Centocor Common Stock is, and each share of Centocor Common Stock to be issued prior to the earliest of the Distribution Date (as defined below), the date on which the Rights are redeemed and the expiration of the Rights on September 26, 1998 will be, accompanied by one-half of one right (a "Right") to purchase one one-hundredth of a share of Series A Preferred Stock, in accordance with the terms and conditions of the Rights Agreement (the "Rights Agreement"), dated as of September 26, 1988, between Centocor and The First National Bank of Boston, as Rights Agent. The Rights are attached to the certificates representing the Centocor Common Stock and will continue to be so attached until the date (the "Distribution Date") which is the earlier to occur of (i) ten days following a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Centocor Common Stock (an "Acquiring Person") or (ii) ten business days following the commencement of a tender offer or exchange offer that would, if consummated, result in a person or group owning 30% or more of the outstanding shares of Centocor Common Stock. In the event a Distribution Date occurs, each holder of a Right will be entitled to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $170 (the "Rights Exercise Price"). If, following an acquisition of 20% or more of the outstanding shares of Centocor Common Stock by an Acquiring Person, Centocor is acquired by any person or group, or sells a majority of its assets or earning power to any person or group, the holder of each Right will be entitled to purchase, at the Rights Exercise Price, shares of common stock of such person or group having a market value equal to twice the Rights Exercise Price. In addition, if any person or group acquires 30% or more of the outstanding shares of Centocor Common Stock or if an Acquiring Person merges into Centocor or engages in certain self-dealing transactions, then the holder of each Right, other than the Acquiring Person, will be entitled to purchase, at the Rights Exercise Price, shares of Centocor Common Stock having a market value equal to twice the Rights Exercise Price. The Rights will become exercisable only upon the terms and conditions set forth in the Rights Agreement and may be redeemed by Centocor at $.02 per Right at any time prior to the tenth day following a public announcement that an Acquiring Person has acquired beneficial ownership of 20% or more of the outstanding shares of Centocor Common Stock (which date may be extended under certain conditions set forth in the Rights Agreement). Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of Centocor. The Exchange Offer will not cause the Rights to become exercisable.

  Prior to the Distribution Date, the terms of the Rights Agreement may be amended by the Board of Directors of Centocor without the approval of the holders of Centocor Common Stock, including an amendment to lower the thresholds for exercisability of the Rights to not less than the greater of (i) the largest percentage of the outstanding shares of Centocor Common Stock then known to Centocor to be beneficially owned by any person or group and (ii) 10%. After the Distribution Date, the terms of the Rights Agreement may be amended by the Board of Directors of Centocor without the approval of the holders of the Rights, except that no such amendment may change the redemption price, the final expiration date of The Rights Agreement, the Rights Exercise Price or the number of the one-hundredths of a share of Series A Preferred

Stock for which a Right is exercisable or otherwise adversely affect the interest of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof).

  The Rights and the Pennsylvania control share acquisition statute may have certain anti-takeover effects. The Rights are designed to cause substantial dilution to a person or group that attempts to acquire Centocor on terms not approved by Centocor's Board of Directors. Centocor does not believe that the Rights will interfere with any merger or other business combination approved by its Board of Directors since the Rights or the Pennsylvania control share acquisition statute may be redeemed by Centocor as described above. To the extent the Rights or the Pennsylvania control share acquisition statute may discourage potential acquirers from obtaining equity positions in Centocor, shareholders may be deprived of receiving a premium for their shares of Centocor Common Stock.

THE WARRANTS

  In addition to one share of Tocor II Callable Common Stock, each Unit also includes one Series T Warrant to Purchase One Share of Centocor Common Stock and one Callable Warrant to Purchase One Share of Centocor Common Stock. In the event that Centocor exercises the Purchase Option on or prior to December 31, 1995, the Callable Warrants will terminate. The Series T Warrants are not subject to any such termination. The Callable Warrants will be exercisable at any time from January 1, 1996 through December 31, 1997 and the Series T Warrants will be exercisable at any time from January 1, 1994 through December 31, 1996, except as otherwise provided below. The exercise price of each Series T Warrant is $64.50. The exercise price of each Callable Warrant will be equal to 124% of the average of the closing sale prices of the Centocor Common Stock for the 20 trading days immediately preceding the earlier of (i) January 1, 1996, (ii) the sale, lease, transfer or conveyance by Centocor of all or substantially all of Centocor's property or assets or (iii) the termination unexercised of the Purchase Option, provided that the exercise price shall not be less than $49.75 (the exercise price of the Series T Warrants and the exercise price of the Callable Warrant are referred to hereinafter together as the "Exercise Prices").

  The Series T Warrants will trade together with the Tocor II Callable Common Stock and the Callable Warrants only as units until the earlier of (i) December 31, 1993, (ii) a change in control of Centocor or (iii) the date on which Centocor's Purchase Option is exercised or terminates unexercised (the "First Separation Date"). The Tocor II Callable Common Stock and the Callable Warrants (if not previously purchased by Centocor or terminated, respectively) will trade together as units through the earliest of (i) December 31, 1995, (ii) the date of the sale, lease, transfer or conveyance by Centocor of all or substantially all of its property or assets or the date of shareholder approval if approval is required for such transaction or (iii) the date on which the Purchase Option terminates unexercised (the "Second Separation Date").

  In the event of (i) any reclassification of the Centocor Common Stock or capital reorganization of Centocor, (ii) a merger, consolidation or other business combination of Centocor with another entity, (iii) a sale, lease, transfer or conveyance by Centocor of all or substantially all of its property or assets or (iv) the announcement or commencement of a tender offer or exchange offer for securities of Centocor pursuant to which the acquirer thereof would beneficially own securities of Centocor representing 30% or more of the aggregate voting power of Centocor, the First Separation Date would be accelerated to the date of such event or the date of shareholder approval if approval is required for such transaction (an "Acceleration Event") and the Series T Warrants would then become exercisable and would remain exercisable through December 31, 1996. In addition, on the thirtieth day after the termination unexercised of the Purchase Option or on the date of the sale, lease, transfer or conveyance by Centocor of all or substantially all of its property or assets or the date of shareholder approval if approval is required for such transaction, the Second Separation Date would be accelerated and the Callable Warrants would become exercisable and would remain exercisable through December 31, 1997.

  The Exercise Prices or the number of shares of Centocor Common Stock issuable upon exercise of each Series T Warrant and, after the Second Separation Date, each Callable Warrant, will be appropriately adjusted in the event of stock splits, stock combinations, stock dividends or certain special dividends. In the event of an offering of rights, options, warrants or other securities convertible into or exchangeable for Centocor Common Stock the exercise price of which is below the then current market price of Centocor Common Stock, an appropriate adjustment to the Exercise Prices or the number of shares of Centocor Common Stock issuable upon exercise of the Series T Warrants and, after the Second Separation Date, the Callable Warrants, will be made. Fractional shares will not be issued upon exercise of the Warrants. In lieu thereof, a cash adjustment based on the closing price of Centocor Common Stock as reported on the Nasdaq National Market Systems (or as reported on a national securities exchange, if applicable) on the date of exercise will be made.

  In case of (i) any reclassification of the Centocor Common Stock or capital reorganization of Centocor, (ii) any consolidation, merger or other business combination of Centocor with another entity or (iii) any sale, lease or transfer to another corporation of all or substantially all of the assets of Centocor, the holder of each of the outstanding Warrants will have the right, upon subsequent exercise of a Warrant, to purchase the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale, lease or transfer by a holder of the number of shares of Centocor Common Stock that might have been received upon the exercise of such Warrant immediately prior thereto. The Warrants do not confer upon the holder any voting or preemptive rights, or any other rights as a shareholder of Centocor.

  The Warrants may be exercised in whole or in increments of ten shares by the surrender of the Warrants to the Warrant Agent and Registrar for the Warrants, with the purchase form set forth on the back thereof duly executed, and accompanied by cash or a certified or official bank check, payable to the order of Centocor in the amount of the applicable Exercise Price multiplied by the number of shares of Centocor Common Stock to be acquired pursuant to such exercise. Before the First Separation Date, no Warrant may be divided or combined, and no holder of a Unit may divide a Warrant or combine a Warrant with other Warrants or transfer, exchange or assign a Warrant separately from the Tocor II Callable Common Stock. After the First Separation Date, a holder may divide a Series T Warrant or combine a Series T Warrant with other Series T Warrants or transfer, exchange or assign such Series T Warrant separately from the Tocor II Callable Common Stock and the Callable Warrants. Before the Second Separation Date no Callable Warrant may be divided or combined, and no holder of a Unit may divide a Callable Warrant or combine a Callable Warrant with other Callable Warrants or transfer, exchange or assign a Callable Warrant separately from the Tocor II Callable Common Stock. After the Second Separation Date, a holder may divide a Callable Warrant or combine a Callable Warrant with other Callable Warrants or transfer, exchange or assign such Callable Warrant separately from the Tocor II Callable Common Stock.

  At September 30, 1993, warrants to purchase 13,832,000 shares of Centocor Common Stock were outstanding. The specific exercise prices per share and exercise periods of such warrants are set forth below (in thousands except per share amounts):

 SHARES ISSUABLE
  UPON EXERCISE             EXERCISE PERIOD             EXERCISE PRICE PER SHARE
 ---------------            ---------------             ------------------------
        998      Through November 30, 1993...........            $21.50
      5,442      Through December 31, 1994...........            $11.25
      1,475      Through February 28, 1995...........            $19.33
        882      Through February 28, 1995...........            $16.66
        535      Through February 28, 1996...........            $10.83*
                 January 1, 1994 through December 31,
      2,250      1996................................            $64.50
                 January 1, 1996 through December 31,
      2,250      1997................................            $49.75**

- --------
 * The exercise price increases by $2.50 per share for the last two years of the exercise period.
** These warrants are callable and the exercise price may vary as described above.

TOCOR II CALLABLE COMMON STOCK

  The following is a brief description of the rights pertaining to shares of Tocor II Callable Common Stock. This description does not purport to be complete and is qualified in its entirety by reference to the full Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of Tocor II. Differences between the corporation laws of Pennsylvania and the British Virgin Islands will result in several changes in the rights of former holders of Tocor II Callable Common Stock. The following also summarizes certain key differences between Pennsylvania and British Virgin Islands law which may significantly affect the rights that holders of Tocor II Callable Common Stock presently have under British Virgin Islands law.

  The Tocor II Callable Common Stock is subject to the Purchase Option Agreement and bears a legend to that effect. If Centocor elected to acquire all of the shares of Tocor II Callable Common Stock by exercising its option under the Purchase Option Agreement, the consideration received by each holder of Tocor II Callable Common Stock would exceed the consideration expected to be received by each such holder in exchange for each such share in this Exchange Offer. See "The Agreements--The Purchase Option Agreement." However, there can be no assurance that Centocor will exercise its Purchase Option if the Exchange Offer is not consummated for any reason. Centocor will exercise its Purchase Option only if it perceives such exercise to be in its best interest.

  Tocor II is authorized to issue 3,000,000 shares of Tocor II Callable Common Stock, par value $1.00 per share. Under BVI law, nonresidents of BVI may freely hold, vote and transfer their shares of Tocor II Callable Common Stock in the same manner as BVI residents.

  Holders of shares of Tocor II Callable Common Stock are entitled to participate in the receipt of dividends in proportion to their holdings. The Board of Directors may declare and pay dividends, but they may only be declared and paid out of surplus. Dividends may be paid in cash, shares or other property. Under Pennsylvania corporate law, dividends may be declared and paid unless, after giving effect thereto, the payor corporation would be unable to pay its debts as they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time at which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights, if any, are superior to those receiving the distribution. Based upon the latter condition, Centocor may currently be unable to pay dividends on its Common Stock. Until the termination of the Purchase Option Agreement, Tocor II may not declare or pay dividends utilizing funds committed to be paid to Centocor under the Development Agreement without the consent of Centocor. See "The Agreements--The Development Agreement."

  Every shareholder who is present in person or by proxy at a meeting of the shareholders of Tocor II shall have one vote for each share of Tocor II Callable Common Stock of which he or she is the holder. The Amended and Restated Articles of Association of Tocor II make no provision for cumulative voting in the election of directors. The Articles of Incorporation of Centocor provide for cumulative voting in the election of directors. See "--Centocor Capital Stock."

  The Amended and Restated Articles of Association of Tocor II provide that there shall be at least one but not more than 20 directors. Directors are appointed by resolution passed at meetings of shareholders of Tocor II, and each director elected holds office for the term, if any, fixed by resolution of the shareholders or until his or her earlier death, resignation or removal. Vacancies may be filled by action of the remaining Directors. The By-Laws of Centocor provide that the number of directors of Centocor shall be no more than eleven or less than five, and directors shall be appointed and vacancies shall be filled in substantially the same manner as that provided by BVI law.

  The quorum required to constitute a valid meeting of shareholders consists of shareholders, present at the commencement of a meeting in person or by proxy, holding at least 50% of the votes of all outstanding shares of Tocor II Callable Common Stock. If a meeting is adjourned for lack of quorum, it will stand adjourned to such other time and place as the shareholders present thereat shall determine. Pennsylvania law contains similar provisions with respect to these matters, except that Pennsylvania law requires a majority of the votes of all outstanding shares to constitute a quorum.

  Resolutions approved at meetings of shareholders of Centocor and Tocor II require the affirmative vote of a majority of the votes cast. Resolutions adopted by written consent of Tocor II's shareholders require the consent of a majority of the votes eligible to be cast. Resolutions adopted by written consent of Centocor's shareholders require the consent of all of the shareholders who would be entitled to vote.

  Holders of shares of Tocor II Callable Common Stock are entitled to participate in proportion to their holdings in any distribution of assets after satisfaction of liabilities to creditors in a winding-up. Holders of Centocor Common Stock are similarly entitled.

  Tocor II's Amended and Restated Memorandum of Association and Amended and Restated Articles of Association do not in any way restrict the transferability of shares of Tocor II Callable Common Stock. However, the Tocor II Callable Common Stock may only be transferred together with the Warrants during certain periods. See "--The Warrants."

  Under Tocor II's Amended and Restated Articles of Association, the Board of Directors is authorized to exercise the power of Tocor II to issue all of the remaining unissued shares of Tocor II Callable Common Stock. Such unissued shares of Tocor II Callable Common Stock may only be issued on terms that provide that the shares are fully paid or credited as fully paid. Subject to this, however, the Board of Directors may without further shareholder action issue any of such unissued shares of Tocor II Callable Common Stock with such preferred, deferred or special rights or subject to such restrictions as the Board of Directors may determine. The Board of Directors also has the authority to fix the dividend rights and rates, voting rights, redemption provisions and liquidation preferences, all of which may take precedence over comparable rights of the existing shares of Tocor II Callable Common Stock. No shares of Tocor II capital stock may be issued without Centocor's consent.

  BVI law provides for mergers and consolidations. BVI law also provides for compulsory acquisition or appraisal of the interests of a shareholder who objects to the transfer of the ownership of assets or the merger or consolidation of a company. See "The Exchange Offer--Dissenters' Rights." Under Pennsylvania law, holders of Centocor Common Stock generally are not entitled to appraisal rights in a transaction involving the transfer of the ownership or assets or the merger or consolidation of Centocor.

  Under Pennsylvania law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Majority shareholder action generally must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. The BVI law protecting the interest of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in Pennsylvania.

  While BVI law permits a shareholder of a BVI company in certain circumstances to sue its directors derivatively (i.e., in the name of and for the benefit of Tocor II) and to sue Centocor and its directors for his or her benefit and the benefit of other similarly situated shareholders, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may be more limited than those applicable to a Pennsylvania company.

  Under BVI law, majority shareholders are permitted to ratify corporate action unless the action is ultra vires or illegal, unless the ratification constitutes a fraud against the minority and the wrongdoers are in control, or unless the resolution requires a qualified majority. This power of a majority of the shareholders to ratify corporate action is probably broader than the comparable authorities of directors, director committees or shareholders in Pennsylvania. Because of this power of a majority of the shareholders to ratify corporate action, the right of an individual shareholder to bring an action for the benefit of a BVI corporation against the officers and/or directors of the BVI corporation may be more limited than comparable shareholder rights in Pennsylvania.

  Under the International Business Companies Ordinance of the BVI, the directors of a BVI corporation may effect a transfer by Tocor II of all or part of its assets either in trust to a trustee or to another legal entity for the benefit of Tocor II, its shareholders and creditors, in accordance with their respective interests immediately prior to such transfer, provided that the rights and interests of creditors, whether existing at the time of the transfer or subsequent thereto, are not affected by any such transfer. Pennsylvania law generally would require that such transfers be approved by shareholders.

  Pursuant to the terms of a note (the "Class A Note") in the principal amount of $100,000 and bearing interest at a rate of 7% per annum issued by Tocor II to Centocor and the Amended and Restated Memorandum of Association of Tocor II, Tocor II and its shareholders will be prohibited from taking any action or permitting any action to be taken that is inconsistent with Centocor's rights under the Purchase Option Agreement. While such note is outstanding, Centocor will have the right to elect the maximum number of directors constituting a minority of the members of Tocor II's Board of Directors. Such note shall become due on the day following the termination of the Purchase Option Agreement and may not be prepaid. In addition, until the termination of the Purchase Option Agreement, Tocor II will not be able to issue additional capital stock, borrow more than $1,000,000 in the aggregate, declare or pay dividends out of funds required to be paid to Centocor under the Development Agreement, merge, liquidate or sell all or substantially all of its assets without the approval of Centocor as the holder of the Class A Note of Tocor II.

                     VALIDITY OF THE CENTOCOR COMMON STOCK

  The validity of the Centocor Common Stock offered hereby will be passed upon for Centocor by George D. Hobbs, Vice President, Corporate Counsel and Secretary of Centocor.

                                    EXPERTS

  The consolidated financial statements of Centocor, Inc. and subsidiaries as of December 31, 1992 and 1991 and for each of the years in the three-year period ended December 31, 1992, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Tocor II as of December 31, 1992 and for the period January 21, 1992 to December 31, 1992 are included herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, included herein, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of CPIII as of December 31, 1992 and 1991 and for each of the years in the three-year period ended December 31, 1992 are incorporated herein by reference in reliance on the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, given on the authority of that firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the financial statements of CPIII contains an explanatory paragraph that states that the continuation of the product research programs by CPIII is dependent upon the general partner continuing to provide and/or the ability of CPIII to obtain funding from another source.

                     INDEX TO TOCOR II FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report..............................................  F-2
Tocor II, Inc. Balance Sheet as of December 31, 1992......................  F-3
Tocor II, Inc. Statement of Operations for the period January 21, 1992 through December 31, 1992................................................  F-4
Tocor II, Inc. Statement of Cash Flows for the period January 21, 1992 through December 31, 1992................................................  F-5
Tocor II, Inc. Statement of Shareholders' Equity for the period January
 21, 1992 through December 31, 1992.......................................  F-6
Tocor II, Inc. Notes to Financial Statements..............................  F-7
Tocor II, Inc. Balance Sheet (Unaudited) as of September 30, 1993......... F-11
Tocor, II Inc. Statements of Operations (Unaudited) for the nine months ended September 30, 1993 and for the period January 21, 1992 through
 September 30, 1992....................................................... F-12
Tocor II, Inc. Statements of Operations (Unaudited) for the three months ended September 30, 1993 and for the three months ended September 30,
 1993..................................................................... F-13
Tocor II, Inc. Statements of Cash Flows (Unaudited) for the nine months ended September 30, 1993 and for the period January 21, 1992 through
 September 30, 1992....................................................... F-14
Tocor II, Inc. Notes to Financial Statements.............................. F-15

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders Tocor II, Inc.:

  We have audited the accompanying balance sheet of Tocor II, Inc. as of December 31, 1992 and the related statements of operations, shareholders' equity, and cash flows for the period from January 21, 1992 through December 31, 1992. In connection with our audit of the financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of Tocor II's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tocor II, Inc. as of December 31, 1992 and the results of its operations and its cash flows for the period from January 21, 1992 through December 31, 1992 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick

Tortola, British Virgin Islands
March 24, 1993

                                 TOCOR II, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31, 1992
                                                              -----------------
                                    ASSETS
Current Assets:
  Cash and cash equivalents (Note 3).........................   $    723,474
  Short-term investments (Note 3)............................     63,544,062
  Interest receivable........................................        624,299
  Prepaid research and development expenses..................      1,770,000
                                                                ------------
                                                                  66,661,835
Organizational costs, net of amortization of $211,452........        941,910
                                                                ------------
Total assets.................................................   $ 67,603,745
                                                                ============
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...........................................   $     20,055
  Due to Centocor, Inc. (Note 6).............................        152,773
  Accrued litigation settlement (Note 7).....................      3,000,000
                                                                ------------
                                                                   3,172,828
Note payable to Centocor, Inc. (Note 4)......................        100,000
Shareholders' Equity (Note 5)
  Callable Common Stock ($1.00 par value, 3,000,000 shares
   authorized, 2,250,000 issued and outstanding).............      2,250,000
  Additional paid-in capital.................................     81,675,000
  Deficit....................................................    (19,594,083)
                                                                ------------
                                                                  64,330,917
                                                                ------------
Total liabilities and shareholders' equity...................   $ 67,603,745
                                                                ============



                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                            STATEMENT OF OPERATIONS

                                                                FOR THE PERIOD
                                                               JANUARY 21, 1992
                                                                    THROUGH
                                                               DECEMBER 31, 1992
                                                               -----------------
Investment income:
  Interest....................................................   $  2,833,415
  Gain on sale of securities..................................         79,598
                                                                 ------------
                                                                    2,913,013
Costs and Expenses:
  Research and development (Note 6)...........................     19,048,000
  General and administrative..................................        106,166
  Amortization of organizational costs........................        211,452
  Interest expense............................................          6,478
  Litigation settlement (Note 7)..............................      3,135,000
                                                                 ------------
                                                                   22,507,096
Loss..........................................................   $(19,594,083)
                                                                 ============
Loss per share................................................         ($8.71)
                                                                       ======
Weighted average shares outstanding...........................      2,250,000
                                                                 ============




                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                            STATEMENT OF CASH FLOWS

                                                          FOR THE PERIOD ENDING
                                                            JANUARY 21, 1992
                                                                 THROUGH
                                                            DECEMBER 31, 1992
                                                          ---------------------
Cash flow from (used for) operating activities:
  Loss..................................................      $ (19,594,083)
Adjustments to reconcile loss to net cash used for oper-
 ating activities:
  Amortization of organizational costs..................            211,452
  Amortization of premium on investments................            285,805
  Change in assets and liabilities:
    Increase in interest receivable.....................           (624,299)
    Increase in prepaid research and development
     expenses...........................................         (1,770,000)
    Increase in organizational costs....................         (1,153,362)
    Increase in accounts payable........................             20,055
    Increase in accrued litigation settlement...........          3,000,000
    Increase in amounts due to Centocor, Inc............            152,773
                                                              -------------
                                                                    122,424
  Net cash used for operating activities................        (19,471,659)
Cash flow from financing activities:
  Net proceeds from issuance of Callable Common Stock...         83,925,000
  Proceeds of loan from Centocor, Inc...................            100,000
                                                              -------------
Net cash from financing activities......................         84,025,000
Cash flow from (used for) investing activities:
  Purchases of investments..............................       (116,263,021)
  Maturities of investments.............................         52,433,154
                                                              -------------
Net cash used for investing activities..................        (63,829,867)
Net increase in cash and cash equivalents...............            723,474
Beginning cash and cash equivalents.....................                --
Ending cash and cash equivalents........................      $     723,474
                                                              =============



                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE PERIOD JANUARY 21, 1992 THROUGH DECEMBER 31, 1992

                             CALLABLE  ADDITIONAL                     TOTAL
                              COMMON     PAID-IN                  SHAREHOLDERS'
        DESCRIPTION           STOCK      CAPITAL      DEFICIT        EQUITY
        -----------         ---------- -----------  ------------  -------------
Issued upon sale of
 Callable Common Stock..... $2,250,000 $87,750,000  $        --   $ 90,000,000
Less stock issuance costs..        --   (6,075,000)          --     (6,075,000)
Loss.......................        --          --    (19,594,083)  (19,594,083)
                            ---------- -----------  ------------  ------------
Balance at December 31,
 1992...................... $2,250,000 $81,675,000  $(19,594,083) $ 64,330,917
                            ========== ===========  ============  ============





                See accompanying notes to financial statements.

                                 TOCOR II, INC

                         NOTES TO FINANCIAL STATEMENTS

 1. Organization and Business Operations

  Tocor II, Inc. (the "Company") was incorporated on November 6, 1991 in the British Virgin Islands (the "BVI") and the Company commenced operations on January 21, 1992. Therefore, no comparative financial statements are provided herein. Virtually all of the Company's activities are conducted pursuant to contracts with Centocor, Inc. ("Centocor"). The Company does not maintain staff or occupy any facilities, other than office facilities, and as such, is heavily dependent upon Centocor.

  In January, 1992, the Company and Centocor completed the sale to the public of 2,250,000 Units, each Unit consisting of one share of the Company's Callable Common Stock, one Series T warrant to purchase one share of Centocor Common Stock, and one Callable warrant to purchase one share of Centocor Common Stock. The Callable Common Stock and the warrants will trade only as Units through December 31, 1993. Following such date, the Series T warrants will separate and the Callable Common Stock will continue to trade only as Units with the Callable warrants through December 31, 1995. The separation of the components of the Units will accelerate in the event Centocor exercises its option to purchase the Callable Common Stock (see Note 5). The Company is contractually obligated to use substantially all of the net proceeds of the offering, approximately $83,925,000, to engage Centocor to conduct research, development, and preliminary clinical studies with respect to small peptide molecule-based pharmaceutical products (the "Products") for the treatment of human diseases (see Note 6).

  In connection with the Unit offering, Centocor was granted an option to purchase all of the outstanding shares of the Company's Callable Common Stock. The ability of Centocor to exercise this option is highly dependent upon the future financial condition of Centocor. Centocor is subject to the reporting requirements of the Securities Exchange Act of 1934. The market value of a Unit is highly affected by the business operations of Centocor. Additionally, due to the Centocor warrant component of the Unit, the market value of a Unit is affected by the market value of Centocor Common Stock. The exercise price of the series T warrant is $64.50 per share of Centocor Common stock, which at December 31, 1992, had a market value of $16.25 per share. If the purchase option is exercised, the Callable warrants will terminate.

 2. Summary of Significant Accounting Policies

  The Company prepares its financial statements in accordance with United States generally accepted accounting principles.

  Organizational costs are amortized over 60 months on a straight line basis.

  The Company classifies investments with original maturities of three months or less as cash equivalents. Investments with maturities of less than one year are classified as short-term.

  Per share data is based upon the weighted average number of outstanding shares of Callable Common Stock.

  No provision is made for income taxes as the Company is exempt from income taxes under the laws of the BVI.

 3. Cash Equivalents and Investments

  Cash equivalents at December 31, 1992 consist principally of U.S. Treasury money market funds and U.S. Treasury securities. Short-term investments at December 31, 1992 consist of U.S. Treasury securities with market values at December 31, 1992 of $63,786,000.

                                 TOCOR II, INC.

 4. Note Payable to Centocor

  The Company's note payable to Centocor bears interest at 7 percent per annum and is due on the day after the termination of the Purchase Option Agreement (see Note 5) and may not be prepaid.

 5. Callable Common Stock

  Pursuant to a Purchase Option Agreement, Centocor holds an option (the "Purchase Option"), exercisable through December 31, 1995, to purchase all of the outstanding shares of the Callable Common Stock of the Company. The option exercise price is $58 per share in 1993, $76 per share in 1994, and $107 per share in 1995.

  If all funds available for payment by Tocor II to Centocor under the Development Agreement (see Note 6) are expended, the Purchase Option will continue only for so long as Centocor funds research and development of the Products, but in no event later than December 31, 1995. Centocor is under no obligation to continue to fund such research and development, but may do so at its option. The Company currently anticipates that the net proceeds of the January 1992 offering will be available to fund research under the Development Agreement through December 31, 1995.

  Until the termination of the Purchase Option Agreement, the Company is not permitted to issue additional capital stock, borrow more than $1 million in the aggregate, declare or pay dividends out of funds required to be paid to Centocor under the Development Agreement, merge, liquidate or sell substantially all of its assets without the approval of Centocor, as holder of the note described in Note 4.

 6. Agreements with Centocor

  In January, 1992, the Company and Centocor entered into a technology license agreement, (the "License Agreement") under which Centocor granted to the Company a worldwide, exclusive, royalty-free, perpetual, fully paid license to proprietary rights owned or controlled by Centocor during the term of the Development Agreement, which are necessary or useful for the research, development, manufacture or sale of the Products. Under the License Agreement, Tocor II has granted to Centocor a worldwide, fully paid, exclusive, royalty free, right and license in perpetuity to Tocor II's technology owned, acquired or developed during the term of the Development Agreement for any uses of such technology outside of Tocor II's field of activity. Under the terms of the License Agreement, the Company paid a nonrefundable fee of $2,500,000 to Centocor during the first quarter of 1992.

  In January, 1992, the Company entered into an agreement (the "Development Agreement") with Centocor under which Centocor will conduct research and development with respect to the Products. Under this agreement, the Company is obligated to pay to Centocor an amount consisting of (i) substantially all of the net proceeds of the public offering (less $1 million to be retained by the Company for working capital, a non-refundable fee of $2,500,000 paid under the technology License Agreement and an amount retained for the Company's general and administrative expenses), and (ii) any interest and other income earned through temporary investment of the Company's funds. Under the Development Agreement, Centocor was reimbursed for the research and development costs incurred on behalf of the Company, plus a management fee equal to 10% of such costs. The Company incurred expenses under the Development Agreement of $16,548,000 for the period January 21, 1992 through December 31, 1992.

  Subject to its obligation to use reasonable efforts under the Development Agreement, Centocor has the sole discretion to determine the allocation of Centocor resources that are available to Tocor II to conduct research and development under the Development Agreement and Centocor may from time to time choose

                                 TOCOR II, INC.

to limit the available resources to Tocor II, thereby delaying development of the Products. Research and development activities conducted by Centocor for Tocor II's small peptide molecule program are heavily integrated with activities conducted in Centocor's monoclonal antibody program. Certain costs of Centocor's research, development and clinical trial activities are allocated to Tocor II pursuant to the Development Agreement as such activities have the potential to benefit Tocor II, as well as Centocor. As a result, funding provided by Tocor II benefits Centocor in its activities outside of Tocor II's field of activity.

  Either Tocor II or Centocor may terminate the Development Agreement (i) if the other party breaches any material obligation under the Development Agreement or the License Agreement, subject to a 60-day cure period or (ii) if the other party enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors or 60 days (exclusive of any period during which a stay is in effect) after any involuntary proceeding if not dismissed during such 60-day period. The Development Agreement will terminate automatically upon termination of the Purchase Option Agreement or the License Agreement.

  The Company has also entered into a services agreement (the "Services Agreement") with Centocor and a wholly owned subsidiary of Centocor, whereby Centocor or its subsidiary provides certain management and administrative services to the Company on a fully burdened cost reimbursement basis. Centocor is also paid a management fee by the Company equal to 10 percent of such costs incurred.

  In 1993, the Company expects to amend the Development Agreement and the Services Agreement, in accordance with the proposed settlement of the litigation described in Note 7, to reduce the management fee under each agreement from 10% to 5% until the earlier of (i) the termination of the Development Agreement and the Services Agreement or (ii) the aggregate reduction in management fees resulting from the amendments equals $3,000,000.

  Two officers of the Company are also officers of Centocor. One officer and director of the Company is also a director of Centocor.

 7. Litigation

  On December 11, 1992, the United States District Court for the Eastern District of Pennsylvania entered an order preliminarily approving a settlement of the securities litigation and derivative actions, in which the Company is a defendant, captioned in Re: Centocor Securities Litigation No. 92-CV-1071. The court had previously entered an order certifying (i) the litigation to proceed as a class action, and (ii) a class of plaintiffs consisting of all persons who purchased Company securities during the period January 21, 1992 through April 20, 1992, and who sustained damages as a result of such purchases. Under terms of the proposed settlement, (i) all claims against the Company and the other defendants will be dismissed with prejudice, (ii) in settlement of the securities claim the Company will make a cash payment of $5,000,000, and (iii) in settlement of the derivative actions brought on behalf of the Company, the Company will receive a cash payment of $2,000,000, and the Company and Centocor will amend certain agreements between them to provide that Centocor will, over time, forego $3,000,000 of contract payments. On March 18, 1993, a hearing was held before the court for the purpose of determining whether the proposed settlement should be finally approved. At that hearing, counsel for the members of the plaintiffs' classes and counsel for each of the defendants recommended to the court that the settlement be approved. The court is now considering their recommendations. In connection with the proposed settlement, the Company recorded a charge to earnings of $3,135,000 representing the net cost of the proposed settlement to the Company, including legal fees.

  In January 1993, certain purported security holders of the Company and/or Centocor filed complaints in the United States District Court for the Eastern District of Pennsylvania against the Company, Centocor

                                 TOCOR II, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED) and certain present and former directors and/or officers of the Company and/or Centocor. The plaintiffs allege that (a) defendants knowingly or recklessly omitted certain material facts and made false and misleading statements of material facts about Centocor in violation of Sections 10(b) and 20 of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and (b) defendants made false and misleading statements and omissions of material facts in the January 21, 1992 registration statement and prospectus of the Company in violation of Sections 11, 12 and 15 of the Securities Act of 1933. The complaints seek permission to proceed as a class action on behalf of persons who purchased securities of the Company and/or Centocor during specified periods from April 1992 to January 1993 and who were allegedly damaged thereby. The complaints seek compensatory damages in unspecified amounts, rescission of the purchase of Tocor II Units pursuant to the January 21, 1992 registration statement and prospectus of the Company, declaratory judgment, counsel fees, interest, costs of suit and such other relief that the court deems appropriate. The Company believes that the allegations set forth in the complaints are without merit and intends to vigorously defend itself. The Company does not expect that the effect, if any, of the outcome of the litigation will be material to the Company's financial condition.

                                 TOCOR II, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1993
                                                                  -------------
                                    ASSETS
Current Assets:
  Cash and cash equivalents (Note 2)............................. $  1,027,503
  Short-term investments (Note 2)................................   51,460,991
  Interest receivable............................................      299,875
  Prepaid research and development expenses......................    2,546,000
  Other..........................................................        2,062
                                                                  ------------
                                                                    55,336,431
Organizational costs, net of amortization of $384,459 at
 September 30, 1993 and $211,452 at December 31, 1992............      768,903
                                                                  ------------
Total assets..................................................... $ 56,105,334
                                                                  ============
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable............................................... $     13,039
  Due to Centocor, Inc...........................................        1,694
  Accrued litigation settlement..................................          --
                                                                        14,733
                                                                  ------------
Note payable to Centocor, Inc. (Note 3)..........................      100,000
Shareholders' Equity (Note 4)
  Callable Common Stock ($1.00 par value, 3,000,000 shares
   authorized, 2,250,000 issued and outstanding).................    2,250,000
  Additional paid-in capital.....................................   81,675,000
  Deficit........................................................  (27,934,399)
                                                                  ------------
                                                                    55,990,601
                                                                  ------------
Total liabilities and shareholders' equity....................... $ 56,105,334
                                                                  ============



                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              FOR THE NINE     JANUARY 21, 1992
                                              MONTHS ENDED         THROUGH
                                           SEPTEMBER 30, 1993 SEPTEMBER 30, 1992
                                           ------------------ ------------------
Investment income:
  Interest................................    $ 1,749,932        $  2,154,055
Costs and Expenses:
  Research and development (Note 5).......      9,695,000          15,602,000
  General and administrative..............        216,994              83,296
  Amortization of organizational costs....        173,007             153,783
  Interest expense........................          5,247               4,729
                                              -----------        ------------
                                               10,090,248          15,843,808
Loss......................................    $(8,340,316)       $(13,689,753)
                                              ===========        ============
Loss per share............................         ($3.71)             ($6.08)
                                                   ======              ======
Weighted average shares outstanding.......      2,250,000           2,250,000
                                              ===========        ============





                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                             FOR THE THREE      FOR THE THREE
                                              MONTHS ENDED       MONTHS ENDED
                                           SEPTEMBER 30, 1993 SEPTEMBER 30, 1992
                                           ------------------ ------------------
Investment income:
  Interest................................    $   527,194        $   684,662
Costs and Expenses:
  Research and development (Note 5).......      2,935,000          4,326,000
  General and administrative..............         17,850             36,784
  Amortization of organizational costs....         57,669             57,669
  Interest expense........................          1,749              1,749
                                              -----------        -----------
                                                3,012,268          4,422,202
Loss......................................    $(2,485,074)       $(3,737,540)
                                              ===========        ===========
Loss per share............................         ($1.10)            ($1.66)
                                                   ======             ======
Weighted average shares outstanding.......      2,250,000          2,250,000
                                              ===========        ===========




                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                             FOR THE NINE     JANUARY 21, 1992
                                             MONTHS ENDED         THROUGH
                                          SEPTEMBER 30, 1993 SEPTEMBER 30, 1992
                                          ------------------ ------------------
Cash flow used for operating activities:
Loss....................................     $ (8,340,316)      $(13,689,753)
Adjustments to reconcile loss to net
 cash used for operating activities:
  Amortization of organizational costs..          173,007            153,783
  Amortization of premium (discount) on
   investments..........................         (439,493)           318,297
  Change in assets and liabilities:
    (Increase) decrease in interest
     receivable.........................          324,424           (832,335)
    Increase in prepaid research and
     development expenses...............         (776,000)          (419,000)
    Increase in other...................           (2,062)               --
    Increase in organizational costs....              --          (1,153,362)
    Increase (decrease) in accounts
     payable............................       (3,007,016)            11,304
    Increase (decrease) in amounts due
     to Centocor, Inc...................         (151,079)            12,829
                                             ------------       ------------
                                               (3,878,219)        (1,908,484)
  Net cash used for operating
   activities...........................      (12,218,535)       (15,598,237)
Cash flow from financing activities:
  Net proceeds from issuance of Callable
   Common...............................              --          83,925,000
  Proceeds of loan from Centocor, Inc...              --             100,000
                                             ------------       ------------
  Net cash from financing activities....              --          84,025,000
Cash flow from (used for) investing ac-
 tivities:
  Purchases of investments..............      (74,269,299)       (85,518,561)
  Maturities of investments.............       86,791,863         19,181,433
                                             ------------       ------------
Net cash from (used for) investing ac-
 tivities...............................       12,522,564        (66,337,128)
Net increase in cash and cash equiva-
 lents..................................          304,029          2,089,635
Beginning cash and cash equivalents.....          723,474                --
Ending cash and cash equivalents........     $  1,027,503       $  2,089,635
                                             ============       ============



                See accompanying notes to financial statements.

                                 TOCOR II, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. Organization and Basis of Presentation

  Tocor II, Inc. (the "Company" or "Tocor II") was incorporated on November 6, 1991 in the British Virgin Islands (the "BVI") and Tocor II commenced operations on January 21, 1992. Virtually all of Tocor II's activities are conducted pursuant to contracts with Centocor, Inc. ("Centocor"). Tocor II does not maintain staff or occupy any facilities, other than office facilities, and as such, is heavily dependent upon Centocor.

  In January, 1992, Tocor II and Centocor completed the sale to the public of 2,250,000 Units, each Unit consisting of one share of Tocor II's Callable Common Stock, one Series T warrant to purchase one share of Centocor Common Stock, and one Callable warrant to purchase one share of Centocor Common Stock. The Callable Common Stock and the warrants will trade only as Units through December 31, 1993. Following such date, the Series T warrants will separate and the Callable Common Stock will continue to trade only as Units with the Callable warrants through December 31, 1995. The separation of the components of the Units will accelerate in the event Centocor exercises its option to purchase the Callable Common Stock (see Note 4). Tocor II is contractually obligated to use substantially all of the net proceeds of the offering, approximately $83,925,000, to engage Centocor to conduct research, development, and preliminary clinical studies with respect to small peptide molecule-based pharmaceutical products (the "Products") for the treatment of human diseases (see Note 5).

  In connection with the Unit offering, Centocor was granted an option to purchase all of the outstanding shares of Tocor II's Callable Common Stock. The ability of Centocor to exercise this option is highly dependent upon the future financial condition of Centocor. Centocor is subject to the reporting requirements of the Securities Exchange Act of 1934. The market value of a Unit is highly affected by the business operations of Centocor. Additionally, due to the Centocor warrant component of the Unit, the market value of a Unit is affected by the market value of Centocor Common Stock. The exercise price of the Series T warrant is $64.50 per share of Centocor Common Stock, which at September 30, 1993, had a market value of $10.63 per share. If the purchase option is exercised, the Callable warrants will terminate.

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim periods. These financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the more complete disclosures contained in Tocor II's audited financial statements in Tocor II's Annual Report on Form 10-K for the year ended December 31, 1992.

  The statements reflect in the opinion of management, all adjustments of a normal and recurring nature necessary to present fairly Tocor II's financial position at September 30, 1993 and December 31, 1992, and the results of operations for the three and nine months ended September 30, 1993 and the three months ended September 30, 1992, and from the period January 21, 1992 to September 30, 1992, and the cash flows for the nine months ended September 30, 1993 and the period January 21, 1992 through September 30, 1992. The results of operations and the cash flows for the nine months ended September 30, 1993 are not necessarily indicative of the results to be expected for the entire year.

 2. Cash Equivalents and Investments

  Cash equivalents at September 30, 1993 and December 31, 1992 consist principally of U.S. Treasury money market funds and U.S. Treasury securities. Short-term investments at September 30, 1993 and December 31, 1992 consist of U.S. Treasury securities with market values of $51,511,000 and $63,786,000, respectively.

                                 TOCOR II, INC.

                                  (UNAUDITED)

 3. Note Payable to Centocor

  Tocor II's note payable to Centocor bears interest at 7 percent per annum and is due on the day after the termination of the Purchase Option Agreement (see
Note 4) and may not be prepaid.

 4. Callable Common Stock

  Pursuant to a Purchase Option Agreement, Centocor holds an option (the "Purchase Option"), exercisable through December 31, 1995, to purchase all of the outstanding shares of the Callable Common Stock of Tocor II. The option exercise price is $58 per share in 1993, $76 per share in 1994, and $107 per share in 1995.

  If all funds available for payment by Tocor II to Centocor under the Development Agreement (see Note 5) are expended, the Purchase Option will continue only for so long as Centocor funds research and development of the Products, but in no event later than December 31, 1995. Centocor is under no obligation to continue to fund such research and development, but may do so at its option. Tocor II currently anticipates that the net proceeds of the January 1992 offering will be available to fund research under the Development Agreement through December 31, 1995.

  Until the termination of the Purchase Option Agreement, Tocor II is not permitted to issue additional capital stock, borrow more than $1 million in the aggregate, declare or pay dividends out of funds required to be paid to Centocor under the Development Agreement, merge, liquidate or sell substantially all of its assets without the approval of Centocor, as holder of the note described in Note 3.

 5. Agreements with Centocor

  In January, 1992, Centocor and Tocor II entered into a technology license agreement, (the "License Agreement") under which Centocor granted to Tocor II a worldwide, exclusive, royalty-free, perpetual, fully paid license to proprietary rights owned or controlled by Centocor during the term of the Development Agreement, which are necessary or useful for the research, development, manufacture or sale of the Products. Under the License Agreement, Tocor II has granted to Centocor a worldwide, fully paid, exclusive, royalty free, right and license in perpetuity to Tocor II's technology owned, acquired or developed during the term of the Development Agreement for any uses of such technology outside of Tocor II's field of activity. Under the terms of the License Agreement, Tocor II paid a nonrefundable fee of $2,500,000 to Centocor during the first quarter of 1992.

  In January, 1992, Tocor II entered into an agreement (the "Development Agreement") with Centocor under which Centocor will conduct research and development with respect to the Products. Under this agreement, Tocor II is obligated to pay to Centocor an amount consisting of (i) substantially all of the net proceeds of the public offering (less $1 million to be retained by Tocor II for working capital, a non-refundable fee of $2,500,000 paid under the License Agreement and an amount retained for Tocor II's general and administrative expenses), and (ii) any interest and other income earned through temporary investment of Tocor II's funds. Under the Development Agreement, Centocor is entitled to be reimbursed for the research and development costs incurred on behalf of Tocor II, plus a management fee. Tocor II incurred expenses, under the Development Agreement of $2,935,000 and $4,326,000 for the three months ended September 30, 1993 and 1992, respectively, and $9,695,000 and $13,102,000 for the nine months ended September 30, 1993 and the period January 21, 1992 through September 30, 1992, respectively.

                                 TOCOR II, INC.

                                  (UNAUDITED)

  Subject to its obligation to use reasonable efforts under the Development Agreement, Centocor has the sole discretion to determine the allocation of Centocor resources that are available to Tocor II to conduct research and development under the Development Agreement and Centocor may from time to time choose to limit the available resources to Tocor II, thereby delaying development of the Products. Research and development activities conducted by Centocor for Tocor II's small peptide molecule program are heavily integrated with activities conducted in Centocor's monoclonal antibody program. Certain costs of Centocor's research, development and clinical trial activities are allocated to Tocor II pursuant to the Development Agreement as such activities have the potential to benefit Tocor II, as well as Centocor. As a result, funding provided by Tocor II benefits Centocor in its activities outside of Tocor II's field of activity.

  Either Tocor II or Centocor may terminate the Development Agreement (i) if the other party breaches any material obligation under the Development Agreement or the License Agreement, subject to a 60-day cure period or (ii) if the other party enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors, or 60 days (exclusive of any period during which a stay is in effect) after any involuntary proceeding if not dismissed during such 60-day period. The Development Agreement will terminate automatically upon termination of the Purchase Option Agreement or the License Agreement.

  Tocor II also has entered into a services agreement (the "Services Agreement") with Centocor and a wholly owned subsidiary of Centocor, whereby Centocor or its subsidiary provide certain management and administrative services to Tocor II on a fully burdened cost reimbursement basis. Centocor is also paid a management fee by Tocor II equal to 10 percent of such costs incurred.

  In 1993, Centocor and Tocor II amended the Development Agreement and the Services Agreement, to reduce the management fee under each agreement from 10% to 5% until the earlier of (i) the termination of the Development Agreement and the Services Agreement or (ii) the aggregate reduction in management fees resulting from the amendments equals $3,000,000.

  Three officers of Tocor II are also officers of Centocor. One officer and director of Tocor II is also a director of Centocor.

                                                                         ANNEX A

               FAIRNESS OPINION OF HAMBRECHT & QUIST INCORPORATED

                                                               December 10, 1993

The Special Committee of The Board of Directors
Tocor II, Inc.
Todman Building
Main Street
Road Town, Tortola
British Virgin Islands

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of callable common stock, par value $1.00 per share ("Common Stock"), of Tocor II, Inc. ("Tocor II" or the "Company") of the consideration to be received by such holders in the proposed offer (the "Offer") by Centocor, Inc. ("Centocor") to exchange the outstanding units of Tocor II (the "units") for shares of Centocor common stock, par value $0.01 per share ("Centocor Common Stock"). As of the date hereof, all the outstanding Common Stock is owned as part of a Unit, each of which consists of
(i) one share of Common Stock, (ii) one Series T Warrant to purchase one share of Centocor Common Stock and (iii) one callable warrant to purchase one share of Centocor Common Stock. The Offer provides, among other things, that Centocor will file with the Securities and Exchange Commission and commence an exchange offer to acquire any and all of the outstanding Units tendered to Centocor in exchange for that number of newly issued shares of Centocor Common Stock derived by dividing (a) $40.00 by (b) the average of the last sale prices of Centocor Common Stock reported by the NASDAQ National Market System over the thirty trading days immediately preceding the fifth trading day prior to the expiration date of the Offer (such fraction deemed the "Exchange Ration"); provided however, that the Exchange Ratio shall not be greater than 3.20 shares of Centocor Common Stock per Unit nor less than 2.73 shares of Centocor Common Stock per Unit.

  Hambrecht & Quist Incorporated ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of Tocor II in connection with the Offer and will receive a fee for our services, including the rendering of this opinion. None of our fee is contingent on the success or failure of the Offer.

  We are familiar with Tocor II, having acted as a managing underwriter of the Units in 1992. In addition, a Managing Director of Hambrecht & Quist has served as director of the Company since September 1992. We are also familiar with Centocor, having acted as a managing underwriter of Centocor Common Stock in 1982, 1986 and 1990 and of 7.25% Convertible Subordinated Notes in 1991. In addition, we acted as a managing underwriter of Units of Tocor, Inc. (an affiliate of Centocor otherwise unrelated to the Company) in 1989. In the ordinary course of business, Hambracht & Quist acts as a market maker and broker in the publicly traded securities of the Company and Centocor and receives customary compensation in connection therewith, and also provides research coverage for the Company and Centocor. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of the Company and Centocor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Centocor.

  In connection with our review of the Offer, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from the internal records of the Company;

    (ii) discussed with certain members of the managements of the Company and Centocor the business, financial condition and prospects of the Company;

    (iii) reviewed the publicly available consolidated financial statements of Centocor for recent years and interim periods to date and certain other relevant financial and operating data of Centocor made available to us from published sources and the internal records of Centocor;

    (iv) reviewed certain financial and operating information, including certain projections provided by the management of Centocor and discussed such projections with certain members of the management of Centocor;

    (v) reviewed the recent reported prices and trading activity for the Common Stock and the Centocor Common Stock and compared such information and certain financial information of the Company and Centocor with similar information for certain other companies engaged in businesses we consider comparable to those of the Company or Centocor;

    (vi) reviewed the terms, to the extent publicly available, of certain comparable acquisition transactions;

    (vii) reviewed drafts of the Prospectus, the Letter of Transmittal and certain other materials to be filed with the Securities and Exchange Commission in connection with the Offer; and

    (viii) performed such other analysis and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

  We have not independently verified any of the information concerning the Company or Centocor considered in connection with our review of the Offer and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. We have not prepared or obtained any independent evaluation of appraisal of any of the assets or liabilities of the Company or Centocor, nor have we conducted a physical inspection of the properties and facilities of the Company or Centocor. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they reflect the best currently available estimates and judgements of the expected future financial performance of Centocor. We have assumed that neither the Company nor Centocor is a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Offer and those in the ordinary course of conducting their respective businesses or disclosed in the Prospectus. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in exchange for the Units as set forth in the Offer is fair to the holders of the Common Stock from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Offer by Centocor or its affiliates or any holder of Common Stock that does not participate in the Offer.

                                          Very truly yours,

                                          Hambrecht & Quist Incorporated

                                 CENTOCOR, INC.

                     EXCHANGE OFFER TO HOLDERS OF UNITS,
                EACH UNIT CONSISTING OF ONE SHARE OF CALLABLE
            COMMON STOCK OF TOCOR II, INC., ONE SERIES T WARRANT
            TO PURCHASE ONE  SHARE OF CENTOCOR, INC. COMMON STOCK
               AND ONE CALLABLE WARRANT TO PURCHASE ONE SHARE
                        OF CENTOCOR, INC. COMMON STOCK

                               ----------------

  Questions and requests for assistance or for additional copies of this Prospectus and the Letter of Transmittal may be directed to Centocor, Inc. at its address set forth on page 4 of this Prospectus or to D.F. King & Co. at its address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance with the Offer.

                               ----------------

                           THE INFORMATION AGENT IS:

                          D. F. KING & CO., INC.

            77 WATER STREET                        37 SUN STREET
           NEW YORK, NY 10005
                                                  LONDON EC2M 2PY


                                       OR

                         CALL TOLL-FREE: (800) 669-5550

                               ----------------

  To be properly tendered pursuant to the Exchange Offer, Units, together with a properly completed and executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth below prior to the Expiration Date.

                               THE DEPOSITARY IS:

                       THE FIRST NATIONAL BANK OF BOSTON
                             BLUE HILLS OFFICE PARK
                               150 ROYALL STREET
                                CANTON, MA 02021

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 5 of Centocor's By-laws provides as follows:

           "INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

  5.1 INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS. The Corporation shall indemnify any director or officer of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purposes of Paragraphs 5.1 through 5.7, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of Paragraphs 5.1 through 5.7 the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of Paragraphs 5.1 through 5.7 any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of Paragraphs 5.1 through 5.7 attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

  5.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Paragraph 5.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in Paragraphs 5.1 through 5.7 and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

  5.3 EMPLOYEE BENEFIT PLANS. For purposes of Paragraphs 5.1 through 5.7, the Corporation shall be deemed to have requested an officer or director to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involved services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

  5.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such, amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

  5.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by these Paragraphs 5.1 through 5.7.

  5.6 AMENDMENT OR REPEAL. All rights of indemnification under Paragraphs 5.1 through 5.7 shall be deemed a contract between the Corporation and the person entitled to indemnification under these Paragraphs 5.1 through 5.7 pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

  5.7 SCOPE. The indemnification, as authorized by these Paragraphs 5.1 through 5.7, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, these Paragraphs 5.1 through 5.7 shall continue as to a person who has ceased to be an officer or director in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    4.1 Specimen of Common Stock Certificate of Centocor (incorporated by reference to Exhibit 4 to Amendment No. 1 to Form S-1 Registration
        Statement of Centocor, Reg. No. 2-80098)

    4.2 Rights Agreement between Centocor, Inc. and the First National Bank of
        Boston as Rights Agent dated September 26, 1988 (incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 10-K for the year ended September 26, 1988).

    4.3 Form of Indenture between Centocor, Inc. and CoreStates Bank, N.A. as
        Trustee Dated as of January 18, 1991 (incorporated by reference to
        Exhibit 4.3 to Amendment No. 1 to Form S-3 Registration Statement, Reg.
        No 33-38110).

    4.4 Form of Note Issued to Purchasers of 7 1/4% Convertible Subordinated
        Notes Due February 1, 2001 (incorporated by reference to Exhibit 4.4 to
        Amendment No. 1 to Form S-3 Registration Statement, Reg. No. 33-38110).

    4.5 Form of Indenture between Centocor, Inc. and Chase Manhattan Trustees
        Limited as Trustee Dated as of October 16, 1991 (incorporated by reference to Exhibit 4.3 to Form S-3 Registration Statement, Reg. No.
        33-44231).

    4.6 Form of Debenture Issued to Purchasers of 6 3/4% Convertible
        Subordinated Debentures Due October 16, 2001 (included in Exhibit 4.5)
        (incorporated by reference to Exhibit 4.3 to Form S-3 Registration
        Statement, Reg. No. 33-44231).

    5.1 Opinion of George D. Hobbs as to legality of securities being registered, including consent

   23.1 Consent of George D. Hobbs (included in Exhibit 5.1)

   23.2 Consent of KPMG Peat Marwick re Tocor II Financial Statements

   23.3 Consent of KPMG Peat Marwick re Centocor Financial Statements

   23.4 Consent of KPMG Peat Marwick re CPIII Financial Statements

   24.1 Power of Attorney (included on the Signature Pages)

   99.1 Form of Letter of Transmittal

   99.2 Form of Notice of Guaranteed Delivery

   99.3 Form of Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9

   99.4 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

   99.5 Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to their Clients

  (b) Financial Statement Schedules

    I. Tocor II, Inc. Marketable Securities--Other Investments as of December 31, 1992

ITEM 22. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph C. immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Centocor being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  H. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CENTOCOR, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE BOROUGH OF MALVERN, COMMONWEALTH OF PENNSYLVANIA ON FEBRUARY 2, 1994.

                                          Centocor, Inc.

                                                /s/ Hubert J. P. Schoemaker
                                          By: _________________________________
                                                  HUBERT J. P. SCHOEMAKER
                                                   CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS, HUBERT J. P. SCHOEMAKER, AND DOMINIC J. CARUSO AND EACH OF THEM, AS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE(S) INDICATED.

             SIGNATURES                         TITLE                DATE

    /s/ Hubert J. P. Schoemaker*        Chairman of the
- -------------------------------------    Board                   February 2,
       HUBERT J. P. SCHOEMAKER                                    1994

        /s/ David P. Holveck*           President and Chief
- -------------------------------------    Executive Officer       February 2,
          DAVID P. HOLVECK               (Principal               1994
                                         Executive Officer)

        /s/ Dominic J. Caruso           Vice President,
- -------------------------------------    Corporate               February 2,
          DOMINIC J. CARUSO              Controller and           1994
                                         Chief Accounting
                                         Officer (Principal
                                         Financial and
                                         Accounting Officer)

             SIGNATURES                         TITLE                DATE

        /s/ Anthony B. Evnin*           Director
- -------------------------------------                            February 2,
          ANTHONY B. EVNIN                                        1994

      /s/ William F. Hamilton*          Director
- -------------------------------------                            February 2,
         WILLIAM F. HAMILTON                                      1994

      /s/ Antonie T. Knoppers*          Director
- -------------------------------------                            February 2,
         ANTONIE T. KNOPPERS                                      1994

       /s/ Lawrence Steinman*           Director
- -------------------------------------                            February 2,
          LAWRENCE STEINMAN                                       1994

         /s/ Jean C. Tempel*            Director
- -------------------------------------                            February 2,
           JEAN C. TEMPEL                                         1994

* By Dominic J. Caruso, as attorney-in-fact

                                 TOCOR II, INC.

                    INDEX TO FINANCIAL STATEMENTS SCHEDULES

                                                                           PAGE
                                                                           ----
I. Tocor II, Inc. Marketable Securities--Other Investments as of December
 31, 1992................................................................. S-2

                                 TOCOR II, INC.

                    MARKETABLE SECURITIES--OTHER INVESTMENTS

                               DECEMBER 31, 1992
                                 (IN THOUSANDS)

                                         NUMBER OF
                                         SHARES OR                    AMOUNT
                                         PRINCIPAL MARKET           CARRIED ON
              DESCRIPTION                 AMOUNT    VALUE   COST   BALANCE SHEET
              -----------                --------- ------- ------- -------------
Short-term investments
  U.S. Government obligations...........  $63,420  $63,786 $63,544    $63,544
                                          -------  ------- -------    -------
                                                   $63,786 $63,544    $63,544
                                                   ======= =======    =======

                               INDEX TO EXHIBITS

 EXHIBIT                                                           SEQUENTIAL
   NO.                         DESCRIPTION                          PAGE NO.
 -------                       -----------                         ----------
   5.1   Opinion of George D. Hobbs as to legality of securities
         being registered, including consent
  23.1   Consent of George D. Hobbs (included in Exhibit 5.1)
  23.2   Consent of KPMG Peat Marwick re Tocor II Financial
         Statements
  23.3   Consent of KPMG Peat Marwick re Centocor Financial
         Statements
  23.4   Consent of KPMG Peat Marwick re CPIII Financial
         Statements
  24.1   Power of Attorney (included on the Signature Pages)
  99.1   Form of Letter of Transmittal
  99.2   Form of Notice of Guaranteed Delivery
  99.3   Form of Guidelines For Certification of Taxpayer
         Identification Number on Substitute Form W-9
  99.4   Form of Letter to Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees
  99.5   Form of Letter from Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees to their Clients